Exhibit 10.1

Execution Version

$900,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 3, 2024,

among

DELUXE CORPORATION

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BMO HARRIS BANK, N.A.,

CITIZENS BANK, N.A.,

TRUIST BANK, and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agents

BANK OF AMERICA, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

MUFG BANK LTD., and

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BMO HARRIS BANK, N.A.,

CITIZENS BANK, N.A.,

TRUIST SECURITIES, INC.,

and U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

i

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 2.05 – Existing Letters of Credit

Schedule 3.10 – ERISA

Schedule 3.13 – Subsidiaries

Schedule 5.13 – Post-Closing Obligations

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.05 – Existing Investments

Schedule 6.09 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Interest Election Request

Exhibit D – Form of Guarantee and Collateral Agreement

Exhibit E – Form of U.S. Tax Certificates

Exhibit F – Form of Solvency Certificate

Exhibit G-1 – Form of Revolving Loan Promissory Note

Exhibit G-2 – Form of Term A Loan Promissory Note

AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 3, 2024, among DELUXE CORPORATION, a Minnesota corporation, as the Borrower, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01       Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2021 Senior Note Documents” means the 2021 Senior Note Indenture and all other documents executed and delivered with respect to the 2021 Senior Notes or 2021 Senior Note Indenture, in each case, as in effect on the Closing Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2021 Senior Note Indenture” means the Indenture, dated as of June 1, 2021, among Deluxe Corporation and the other parties thereto, as in effect on the Closing Date, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2021 Senior Notes” means the Borrower’s 8.00% senior notes due 2029 issued pursuant to the 2021 Senior Note Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2024 Senior Note Documents” means the 2024 Senior Note Indenture and all other documents executed and delivered with respect to the 2024 Senior Notes or 2024 Senior Note Indenture, in each case, as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2024 Senior Note Indenture” means the Indenture, dated as of December 3, 2024, among Deluxe Corporation and the other parties thereto, as in effect on the Restatement Date, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2024 Senior Notes” means the Borrower’s 8.125% senior secured notes due 2029 issued pursuant to the 2024 Senior Note Indenture, as in effect on the Restatement Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means (a) the assets constituting a business, division or product line of any Person not already a Restricted Subsidiary of the Borrower, (b) at least 50.1% of the Equity Interests of any such Person, which Person shall, as a result of such acquisition or merger, become a Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person) or (c) additional Equity Interests of any Person described in the foregoing clause (b).

“Additional Refinancing Lender” has the meaning provided in Section 2.20.

“Additional Security Documents” means security documents executed by a Credit Party pursuant to Section 2.20(a), Section 5.10 or Section 5.11.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10% (10.00 basis points); provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10% (10.00 basis points); provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means, collectively, JPMorgan, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” means this Agreement as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“All-in Yield” means for any Indebtedness the yield of such Indebtedness on any date of determination, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case payable generally to lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement, structuring, commitment, amendment or other fees not paid to the applicable lenders generally.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term

SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Creditor” has the meaning provided in Section 9.15(b).

“Applicable Lending Installation” has the meaning provided in Section 2.02(e).

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Prepayment Percentage” means (a) in the case of a prepayment required by Section 2.11(c), a percentage equal to (i) 100% at any time when the Consolidated First Lien Leverage Ratio is greater than 2.25:1.00, (ii) 50% at any time when the Consolidated First Lien Leverage Ratio is less than or equal to 2.25:1.00 but greater than 1.75:1.00 and (iii) 0% at any other time, (b) in the case of a prepayment required by Section 2.11(d), a percentage equal to (i) 50% at any time when the Consolidated First Lien Leverage Ratio is greater than 2.25:1.00, (ii) 25% at any time when the Consolidated First Lien Leverage Ratio is less than or equal to 2.25:1.00 but greater than 1.75:1.00 and (iii) 0% at any other time (this clause (b), the “ECF Percentage”), and (c) in the case of any other Prepayment Event, 100%.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Loan, RFR Loan or with respect to the commitment fees payable hereunder, initially, (i) 2.75% per annum with respect to Term Benchmark Loans and (ii) 1.75% per annum with respect to ABR Loans and (iii) with respect to the commitment fees, 0.375% per annum, and from and after the delivery by the Borrower to the Administrative Agent of the financial statements for the period ending December 31, 2024, the applicable rate per annum set forth below under the caption “ABR Loans Applicable Rate”, “Term Benchmark Loans Applicable Rate”, “RFR Loans Applicable Rate” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio.

Level	Consolidated Total Leverage Ratio	Term Benchmark Loans Applicable Rate	ABR Loans Applicable Rate	RFR Loans Applicable Rate	Commitment Fee Rate
I	≥ 4.00 to 1.00	2.75%	1.75%	2.75%	0.375%
II	< 4.00 to 1.00 but ≥ 3.50 to 1.00	2.50%	1.50%	2.50%	0.35%

III	< 3.50 to 1.00 but ≥ 3.00 to 1.00	2.00%	1.00%	2.00%	0.30%
IV	< 3.00 to 1.00 but ≥ 2.50 to 1.00	1.75%	0.75%	1.75%	0.275%
V	< 2.50 to 1.00	1.50%	0.50%	1.50%	0.25%

Changes in the Applicable Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective as of the third Business day following the date on which financial statements have been delivered pursuant to Section 5.01 for the most recently ended fiscal quarter or fiscal year of the Borrower, as applicable, commencing with the first fiscal quarter of the Borrower following the Restatement Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements have been delivered (or an earlier date, in the reasonable discretion of the Administrative Agent), the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for purposes of this definition be deemed to be Level 1. Each determination of the Consolidated Total Leverage Ratio pursuant to this pricing grid shall be made with respect to the Test Period ending at the end of the period covered by the relevant financial statements.

“Applicable Ratio” has the meaning provided in Section 6.13(a).

“Applicable Revolver Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Revolver Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolver Percentages shall be determined based upon the Revolving Credit Exposure of the Lenders.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning provided in Section 9.04(b).

“Arrangers” means JPMorgan, BMO Harris Bank, N.A., Citizens Bank N.A., Truist Securities, Inc. and U.S. Bank National Association, each in their capacity as joint lead arrangers and joint bookrunners of this credit facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means with respect to Revolving Loans, the period from and including the Restatement Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a)            $75,000,000, plus

(b)           100% of Retained Excess Cash Flow, plus

(c)            the cumulative amount of net cash proceeds (other than net cash proceeds that have previously been, or are simultaneously being, utilized for Investments, Restricted Payments or payments of Specified Indebtedness pursuant to the calculation of the Excluded Contribution Amount) received by the Borrower (other than from a Restricted Subsidiary) from the sale of Qualified Equity Interests of the Borrower after the Closing Date and on or prior to the applicable date of determination (including upon exercise of warrants or options), plus

(d)            Declined Proceeds, minus

(e)            any amount of the Available Amount used to make Investments pursuant to Section 6.05(p) after the Closing Date and prior to the applicable date of determination, minus

(f)            any amount of the Available Amount used to make Restricted Payments pursuant to Section 6.04(f) after the Closing Date and prior to the applicable date of determination, minus

(g)            any amount of the Available Amount used to make payments in respect of Indebtedness pursuant to Section 6.08(a)(vii) after the Closing Date and prior to the date of determination.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, U.S.C. §§ 101 et seq.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator,

custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to (a) any RFR Loan, Daily Simple SOFR or (b) any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes

(including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 10101.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Part 4 of Subtitle B of Title of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose underlying assets include the assets of any such “employee benefit plan” or “plan” by reason of such employee benefit plan’s or such other plan’s investment in such Person.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Deluxe Corporation, a Minnesota corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) Term A Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, but in no event shall Capital Expenditures include operating leases.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the recorded capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper or fixed or variable rate notes maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of A-2 or P-2 from S&P or from Moody’s, respectively;

(c)            investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)            money market funds that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s;

(f)            securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such securities generally;

(g)            shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; and

(h)            with respect to any Foreign Subsidiaries, the approximate equivalent of any of clauses (a) through (g) above, which investments or obligations shall have ratings described in such clauses (if any), or equivalent ratings from comparable foreign rating agencies (if at any time neither S&P nor Moody’s shall be rating such investments or obligations), in each case, by reference to such Foreign Subsidiary’s jurisdiction of organization or any jurisdiction(s) where such Foreign Subsidiary is engaged in material operations or that are otherwise classified as “cash equivalents” in accordance with GAAP.

“Cash Management Services” means each and any of the following bank services provided to the Borrower or its Restricted Subsidiaries by the Administrative Agent, any Lender or any of their respective Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.

“Cash Management Obligations” means with respect to the Borrower or its Restricted Subsidiaries, any and all obligations of the Borrower or its Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services.

“Change in Control” means an event or a series of events by which:

(a)            the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or

(b)            a “Change of Control” (or similar term) as defined in any Senior Note Documents.

“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans or Swingline Loans. Additional Classes of Loans or Borrowings hereunder may be established via Incremental Facilities or a Refinancing Amendment.

“Closing Date” means the first date on which the conditions precedent specified in Section 4.01 were satisfied, which date was June 1, 2021.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means Bank of America, N.A., Fifth Third Bank, National Association, MUFG Bank LTD. and The Toronto-Dominion Bank, New York Branch, each in their capacity as co-documentation agent of this credit facility.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document and all cash and Cash Equivalents delivered as collateral pursuant to Section 2.05(j); provided, however, that notwithstanding anything herein or in any other Credit Document to the contrary, in no event will any Excluded Assets be included within the Collateral.

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commitment” means either a Revolving Commitment or a Term A Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capital Lease Obligations but excluding any capitalized interest with respect thereto) by such Person and its subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of such Person.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means Consolidated Net Income plus, (a) to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation and amortization expense, (iv) extraordinary or non-recurring non-cash expenses or losses, (v) non-cash expenses related to stock based compensation, (vi) non-recurring non-cash charges and expenses related to write-downs of goodwill or asset impairment, (vii) costs, fees, expenses or premiums paid during such period in connection with (A) the Transactions, (B) any Incremental Facility or Permitted Refinancing Indebtedness in respect thereof and (C) amendments, waivers or modifications of the Credit Documents, (viii) integration costs or restructuring charges or reserves, including write-downs and write-offs, including any one-time costs incurred in connection with Permitted Acquisitions and costs related to the opening, closure, consolidation or integration of facilities, information technology infrastructure and legal entities, and severance and retention bonuses; provided that (x) amounts added back pursuant to this clause (viii) shall be actual and not projected and (y) cash amounts added back pursuant to this clause (viii), together with amounts added pursuant to clause (ix) below, for any Test Period shall not exceed 20.0% of Consolidated EBITDA for such Test Period (as calculated before giving effect to any such addbacks) and (ix) “run-rate” cost savings, operating expense reductions, operating improvements and synergies of the Borrower and its Restricted Subsidiaries related to mergers and other business combinations, acquisitions, divestitures, restructurings, insourcing initiatives, cost savings initiatives and other similar initiatives (net of amounts actually realized), (x) for which actions have been taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months of the applicable transaction, (y) that have been or are projected by the Borrower in good faith to be realized within 24 months after the date of the applicable transaction and (z) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower, as certified in a certificate of a Financial Officer of the Borrower); provided that amounts added pursuant to this clause (ix), together with amounts added back pursuant to clause (viii) above, for any Test Period shall not exceed 20.0% of Consolidated EBITDA for such Test Period (as calculated before giving effect to any such addbacks), minus, (b) to the extent included in Consolidated Net Income, (i) interest income not received in the ordinary course of business, (ii) income tax credits and refunds (to the extent not netted from tax expense), (iii) any cash payments made during such period in respect of items described in clauses (a)(iii), (a)(iv) or (a)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (iv) extraordinary, unusual or non-recurring income or gains, all calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Test Period, (i) if at any time during such Test Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period, and (ii) if during such Test Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated First Lien Indebtedness” means, at any time, the principal amount of all Consolidated Indebtedness at such time that is secured by a first priority Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated First Lien Leverage Ratio” means, at any time, the ratio of (a)(i) Consolidated First Lien Indebtedness at such time minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such time in excess of $15,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended

“Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, consisting only of (a) Indebtedness for borrowed money (including Revolving Loans), obligations in respect of letters of credit solely to the extent of the unreimbursed amounts thereunder, Capital Lease Obligations and purchase money Indebtedness, in each case determined on a consolidated basis in accordance with GAAP, (b) Receivables Indebtedness, and (c) any Guarantee of any Indebtedness of the type described in clauses (a) or (b) that is owed to a Person that is not the Borrower or a Restricted Subsidiary.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (A) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, to (B) Consolidated Interest Expense for the period of four consecutive fiscal quarters of the Borrower then ending.

“Consolidated Interest Expense” means, with reference to any period, the interest expense paid or payable in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, subject to Section 1.04) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). For the purposes of calculating Consolidated Interest Expense for any Test Period, if the Borrower or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of such Test Period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower; provided further that, with respect to any cash dividends or distributions received from Unrestricted Subsidiaries, such cash dividends or distributions shall only be included in Consolidated Net Income to the extent the dividends are resulting from earned income.

“Consolidated Secured Indebtedness” means, at any time, the principal amount of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, at any time, the ratio of (a)(i) Consolidated Secured Indebtedness at such time minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such time in excess of $15,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Consolidated Total Leverage Ratio” means, at any time, the ratio of (a)(i) Consolidated Indebtedness at such time minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its

Restricted Subsidiaries at such time in excess of $15,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Holiday Acquisition” means a Permitted Acquisition (i) in respect of which the aggregate consideration is at least $150,000,000 and (ii) for which the Borrower delivers to the Administrative Agent an officer’s certificate designating such acquisition as a “Covenant Holiday Acquisition” no later than the date by which the Borrower must deliver financial statements in accordance with Section 5.01(a) or 5.01(b) in respect of the fiscal quarter during which such acquisition is consummated.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Agreement Refinancing Indebtedness” means Indebtedness constituting (a) Permitted First Priority Refinancing Loans, (b) Permitted Junior Lien Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that (i) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing and (y) any existing commitments unutilized thereunder, (ii) the All-in Yield with respect to such Indebtedness shall be determined by the Borrower and the Lenders providing such Indebtedness, (iii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (iv) in no event shall any Credit Agreement Refinancing Indebtedness be permitted to be voluntarily prepaid prior to the repayment in full of the Facility being refinanced, unless accompanied by a ratable prepayment of such Facility.

“Credit Documents” means this Agreement (including schedules and exhibits hereto), the Refinancing Facilities Amendment, the Intercreditor Agreement, each promissory note, the Guarantee and Collateral Agreement, each other Security Document, any Incremental Amendment, any Refinancing Amendment, any letter of credit applications and any agreements between the Borrower and the Issuing

Bank regarding the Issuing Bank’s Letter of Credit Fronting Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit.

“Credit Party” means the Borrower and each Subsidiary Guarantor.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is four (4) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Declined Amount” has the meaning provided in Section 2.11(c).

“Declined Proceeds” has the meaning provided in Section 2.11(e).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any), to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) and the Borrower of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bail-In Action or Bankruptcy Event or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a)  through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the penultimate paragraph of Section 2.21) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and each other Lender promptly following such determination.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a disposition made in reliance on Section 6.03(a)(v) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent, setting forth such valuation, less the amount of cash, Cash Equivalents and Foreign Cash Equivalents received by the Borrower or a Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary) in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans, (b) unreimbursed L/C Disbursements and interest thereon and (c) fees pursuant to Section 2.12, whether or not the same shall at the time of any determination be due and payable under the terms of the Credit Documents.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the LC Exposure in respect thereof has been cash collateralized)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the LC Exposure in respect thereof has been cash collateralized)), or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date under this Agreement at the time of issuance of such Equity Interests, but only with respect to that portion of the Equity Interests that would satisfy clauses (a) through (c) prior to the date that is ninety-one (91) days after the Latest Maturity Date under this Agreement at the time of issuance of such Equity Interests; provided that (x) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) if such Equity Interest is held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institutions” means (i) banks, financial institutions and other institutional lenders, in each case as identified in writing by name by the Borrower to the Arrangers prior to October 15, 2024, (ii) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of the Borrower or its Subsidiaries, in each case as identified in writing by name by the Borrower to (x) the Arrangers prior to October 15, 2024 and (y) to the Administrative Agent from time to time on and after the Restatement Date, and (iii) in each case of clause (i) and (ii) above, such Person’s controlled affiliates to the extent identified by the Borrower in writing to the Administrative Agent or clearly identifiable solely on the basis of similarity of such affiliate’s name; provided that, notwithstanding anything herein to the contrary, (A) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired, or entered into a trade in respect of, an assignment or participation interest in any Loans or Commitments under the Facilities that is otherwise permitted hereunder and (B) no supplements shall become effective until three Business Days after delivery by Borrower to the Administrative Agent of such supplement by electronic mail to JPMDQ_Contact@jpmorgan.com.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Dividing Persons” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets and/or liabilities of a limited liability company, limited partnership or trust (the “Dividing Person”) among two or more limited liability companies, limited partnerships or trusts (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person.

“Division Successor” means any limited liability company, limited partnership or trust that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets or liabilities previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets or liabilities after a Division shall be a Division Successor upon the occurrence of such Division in respect of such assets and/or liabilities.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency that is not Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means, as to any Person, each Subsidiary of such Person that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Dollars” or “$” means the lawful currency of the United States.

“ECF Percentage” has the meaning provided in the definition of “Applicable Prepayment Percentage”.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debtdomain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) failure by Borrower or any ERISA Affiliate to comply with the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Plan (c) the filing by Borrower or any ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 1342 of ERISA, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 1342 of ERISA, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan that constitutes a “multiple employer plan” within the meaning of Sections 1363 and 1364 of ERISA or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a notice that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning provided in Article VII.

“Excess Cash Flow” means, without duplication, for the Borrower and its Restricted Subsidiaries for any period for which such amount is being determined:

(a)            Consolidated Net Income of the Borrower and its Restricted Subsidiaries adjusted to exclude any amount of gain that is non-cash or both (i) included in Consolidated Net Income and (ii) results in Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.11(c), plus

(b)            the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash charges, losses or expenses (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of the Borrower and its Restricted Subsidiaries, plus

(c)            the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash, Cash Equivalents and Foreign Cash Equivalents) of the Borrower and its Restricted Subsidiaries minus Consolidated Current Liabilities (excluding (i) changes in current liabilities for borrowed money and (ii) cash, Cash Equivalents or Foreign Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.11(c)) of the Borrower and its Restricted Subsidiaries from the beginning to the end of such period), minus

(d)            the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash, Cash Equivalents and Foreign Cash Equivalents) of the Borrower and its Restricted Subsidiaries minus Consolidated Current Liabilities (excluding (i) changes in current liabilities for borrowed money and (ii) cash, Cash Equivalents or Foreign Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.11(c)) of the Borrower and its Restricted Subsidiaries from the beginning to the end of such period), minus

(e)            the amount of Consolidated Capital Expenditures of, and cash expenditures in respect of the Permitted Acquisitions or acquisitions of intellectual property by, the Borrower and its Restricted Subsidiaries that are paid other than from the proceeds of Borrowings in such period, minus

(f)             scheduled repayments of principal under the Term A Loans pursuant to Section 2.10, minus

(g)            except to the extent financed with Excluded Sources, the aggregate principal amount of long-term Indebtedness (including the principal component of payments in respect of Capital Lease Obligations) repaid or prepaid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding repayments or prepayments of (i) Term A Loans and Revolving Loans and (ii) revolving extensions of credit except to the extent any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments (it being understood that in no event shall repayments or prepayments of the Revolving Loans be included in this clause (g)).

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2024.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, (a) if such amount is expressed as a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such other currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it reasonably deems appropriate) and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Excluded Assets” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Contribution Amount” means, as of any date, the net cash proceeds of any offering of Qualified Equity Interests of the Borrower consummated on, or within 90 days prior to, such date to the extent such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transactions other than such particular use, payment or transaction; provided that in no event shall any net cash proceeds of an offering be deemed to increase the Excluded Contribution Amount if it has previously been, or is simultaneously being utilized for Investments, Restricted Payments or payments of Specified Indebtedness pursuant to the calculation of the Available Amount.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of long-term Indebtedness or Capital Lease Obligations, (b) the Net Proceeds of any disposition of assets to the extent such Net Proceeds are not included in the calculation of Consolidated Net Income, (c) proceeds of any issuance or sale of Equity Interests in the Borrower or any Restricted Subsidiary or any capital contributions to the Borrower or any Restricted Subsidiary (it being understood that (i) the proceeds of any issuance or sale of Equity Interests in any Restricted Subsidiary to the Borrower or any Restricted Subsidiary or (ii) any capital contributions by the Borrower or any Restricted Subsidiary to a Restricted Subsidiary shall, in each case, not constitute Excluded Sources to the extent the cash consideration for such issuance or sale or such capital contribution, as applicable, was not itself financed through Excluded Sources) and (d) amounts used in reliance on the Available Amount.

“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by law or regulation from providing a Guarantee of the Obligations or that would require a consent, approval, license or authorization from a Governmental Authority in order to provide such Guarantee (unless such consent, approval, license or authorization has been obtained) or where the provision of such Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, (ii) any Subsidiary which is not a Wholly-Owned Subsidiary of the Borrower, (iii) any Foreign Subsidiary and any Subsidiary of a Foreign Subsidiary, (iv) any Foreign Subsidiary Holdco, (v) any not-for-profit Subsidiary, captive insurance Subsidiary and SPC, (vi) any Immaterial Subsidiary, (vii) any Unrestricted Subsidiary, and (viii) any Subsidiary to the extent that the burden or cost of providing a Guarantee of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower. To the extent the Borrower elects for an Excluded Subsidiary to become a Credit Party, such Subsidiary shall cease to be an Excluded Subsidiary until such Subsidiary is re-designated as an Excluded Subsidiary by the Borrower (so long as such Subsidiary constitutes an Excluded Subsidiary pursuant to this definition at the time of such re-designation).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from any payment made by any Credit Party under any Credit Document: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Borrower Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2021 (as amended by Amendment No. 1, dated as of March 10, 2023), among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Borrower Credit Agreement that are outstanding on the Closing Date as listed on Schedule 2.05.

“External Subsidiary” means a Subsidiary of the Borrower that is not a Credit Party.

“Facilities” means each of (a) the Term A Loans (the “Term A Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer, assistant treasurer, or controller of the Borrower (or any other officer of the Borrower performing functions substantially similar to any of the foregoing).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Foreign Cash Equivalents” means certificates of deposit or bankers’ acceptances of any bank organized under the laws of any country that is a member of the Organisation for Economic Co-operation and Development, whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof, in each case with maturities within 12 months from the date of acquisition and any other obligation or investment described in clause (h) of the definition of Cash Equivalents.

“Foreign Subsidiary” means, as to any Person, each subsidiary of such Person which is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that is a Disregarded Entity and the sole assets of which consist of Equity Interests of one or more Foreign Subsidiaries.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.0%.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any property constituting direct or indirect security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or to advance or supply funds for the foregoing so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation or (e) otherwise to assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any guarantee by the Borrower or any Subsidiary Guarantor of the obligations of any Restricted Subsidiary in respect of intra-day overdrafts incurred by such Restricted Subsidiary in accordance with customary practices and in the ordinary course of business of such Restricted Subsidiary. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated contingent liability in respect thereof as determined by the Borrower in good faith.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D. The Subsidiary Guarantors party to the Guarantee and Collateral Agreement as of the Restatement Date are so designated on Schedule 3.13 hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Material Subsidiary.

“Incremental Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.08.

“Incremental Cap” shall have the meaning provided under Section 2.08(d).

“Incremental Commitments” has the meaning provided in Section 2.08(d).

“Incremental Equivalent Debt” means Indebtedness incurred by any Credit Party consisting of the incurrence or issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt;

provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral on a pari passu or junior basis to the Initial Loans (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (ii) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, (b) such Indebtedness does not mature earlier than the Latest Maturity Date then in effect at the time of incurrence thereof and has a Weighted Average Life To Maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) such Indebtedness contains mandatory prepayment and redemption terms, covenants and events of default that are either (x) customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)) or (y) when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), not materially more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Credit Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or that are included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)), in the case of each of clauses (x) and (y), as conclusively determined by the Borrower in good faith, (d) such Indebtedness is not guaranteed by any Person other than Credit Parties and (e) such Indebtedness does not provide for any mandatory prepayment except to the extent required to be applied ratably (or greater than ratably) to the Term Facilities and any other Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations in respect of the Initial Loans.

“Incremental Facility” has the meaning provided in Section 2.08(d).

“Incremental Loans” has the meaning provided in Section 2.08(d).

“Incremental Revolving Increase” has the meaning provided in Section 2.08(d).

“Incremental Revolving Loans” has the meaning provided in Section 2.08(d).

“Incremental Term Facility” has the meaning provided in Section 2.08(d).

“Incremental Term Loans” has the meaning provided in Section 2.08(d).

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than earn-outs or other contingent consideration until such amount payable is, or becomes, reasonably determinable and all contingencies in respect of the payment thereof have been resolved or such amount would otherwise be required to be reflected on a balance sheet in accordance with GAAP), (b) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h) or (i) of this definition secured by any Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any Lien) on any property owned by such Person, whether or not such indebtedness has been assumed by such

Person other than the Equity Interests of an Unrestricted Subsidiary (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall not be deemed to exceed an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (d) the aggregate amount of all Capital Lease Obligations of such Person, (e) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (f) all Guarantees by such Person of Indebtedness of another Person described in another clause of this definition, (g) all net obligations under any Swap Agreement, (h) all indebtedness of such Person evidenced by bonds, debentures, notes or similar interests, (i) all indebtedness of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and (j) all Receivables Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include intra-day overdrafts or trade payables, deferred compensation obligations, customer advances and other accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Ineligible Institution” has the meaning provided in Section 9.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means, collectively, the lender presentation relating to the Borrower and the Facilities hereunder dated October 22, 2024.

“Initial Loans” means the Term Loans and Revolving Loans made on the Restatement Date.

“Intellectual Property” means all rights and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and technology, know-how, trade secrets and proprietary information of any type, domain names and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 3, 2024, by and among the Administrative Agent, as Bank Collateral Agent (as defined therein), the Notes Collateral Agent (as defined therein), the Borrower, the Credit Parties party thereto and each Additional Agent (as defined therein) from time to time party thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan, BMO Harris Bank, N.A., Citizens Bank, Truist Bank, U.S. Bank National Association and such additional Lenders as may be designated as such by the Borrower with the consent of the Administrative Agent and which agree to act in such capacity, each as the issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, with the agreement of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to any Letter of Credit, “Issuing Bank” shall mean the issuer thereof and each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.

“Latest Maturity Date” means, at any date of determination, the latest maturity date in respect of any Class of Loans or Commitments outstanding on such date.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolver Percentage of the total LC Exposure at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01, and any other Person that shall have become a party hereto (a) pursuant to an Assignment and Assumption or (b) in connection with an increase of Commitments pursuant to and accordance with Section 2.08 and the other terms hereof, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit (or any bank guarantee) issued pursuant to this Agreement (including Existing Letters of Credit).

“Letter of Credit Fronting Sublimit” means, for each Issuing Bank, the amount set forth on Schedule 2.01 of this Agreement opposite its name thereon under the heading “Letter of Credit Fronting Sublimit” or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Fronting Sublimit in the Register maintained by the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” shall have the meaning assigned to such term in Section 1.06.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property (excluding Permitted Safeguard Acquisition Transactions) that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Credit Parties taken as a whole to perform any of their repayment or other material obligations under the Credit Documents or (c) the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $10,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or net obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its

Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting rights or netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Restricted Subsidiary of the Borrower (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements pursuant to Sections 5.01(a) or 5.01(b) have been delivered, contributed greater than five percent (5%) of the Borrower’s Consolidated EBITDA for such period, (b) which contributed greater than five percent (5%) of the Borrower’s Total Assets as of such date or (c) which owns, directly or indirectly, any Equity Interests of any Subsidiary that satisfies the criteria set forth in either clause (a) or clause (b) above; provided that, if at any time the aggregate amount of the Consolidated EBITDA or Total Assets of all Restricted Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of the Borrower’s Consolidated EBITDA for any such period or ten percent (10%) of the Borrower’s Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days after delivery of the financial statements for such fiscal quarter pursuant to Sections 5.01(a) or 5.01(b), the Administrative Agent) shall within ten (10) days after delivery of financial statements for such fiscal quarter pursuant to Sections 5.01(a) or 5.01(b) designate sufficient Restricted Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means in respect of any Revolving Commitment or Revolving Loan, the Revolving Maturity Date and in respect of any Term A Loan, the Term A Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all fees and expenses (including commissions and legal, accounting and other professional and transactional fees) paid by the Borrower and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale-Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (as determined reasonably and in good faith by their respective Financial Officers), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-U.S. Lender” means (a) a Lender that is neither a Disregarded Entity nor a U.S. Person, and (b) a Lender that is a Disregarded Entity and that is treated for U.S. federal income Tax purposes as having as its sole member a Person that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, (a) all liabilities and obligations, whether actual or contingent, of any Credit Party to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, any Lender or any indemnified party hereunder or under any other Credit Document, in each case arising under any Credit Document, (b) all Cash Management Obligations and (c) all Secured Swap Obligations; provided, however, that the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other First Lien Secured Indebtedness” means at any time all permitted Indebtedness that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations in respect of the Initial Loans.

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning provided in Section 9.04(c).

“Participant Register” has the meaning provided in Section 9.04(c).

“Payment” has the meaning provided in Section 8.06(c)(i).

“Payment Notice” has the meaning provided in Section 8.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition by the Borrower or a Restricted Subsidiary of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Restricted Subsidiary (so long as the survivor of such merger is a Restricted Subsidiary)) if (i) immediately before and immediately after giving effect on a Pro Forma Basis to any such acquisition, no Event of Default shall have occurred, (ii) such Acquired Entity or Business is in a business permitted by Section 6.03(b), (iii) any such newly created or acquired Subsidiary shall, to the extent required by Section 5.11, comply with the requirements of Section 5.11 and (iv) the aggregate amount of cash consideration in respect of Permitted Acquisitions of Persons that are not or will not become Credit Parties upon acquisition thereof and the aggregate amount of cash consideration expended by a Person that is not a Credit Party in respect of Permitted Acquisitions shall not exceed $100,000,000 in the aggregate.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement; provided that (i) subject to the Intercreditor Agreement or a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations in respect of the Initial Loans and (ii) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise) or loans not under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations in respect of the Initial Loans, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) such Indebtedness is subject a customary intercreditor agreement reasonably satisfactory to the Administrative Agent. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations in respect of the Initial Loans, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) such Indebtedness is subject a customary intercreditor agreement reasonably satisfactory to the Administrative Agent. Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” has the meaning provided in Section 6.02.

“Permitted Other Debt Conditions” means with respect to any Indebtedness, that such applicable Indebtedness (i) is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Commitments in respect to Revolving Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”), (ii) has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the applicable Refinanced Debt, (iii) is not at any time guaranteed by any Person other than Credit Parties, (iv) is not secured by any property or assets of the Borrower or any Restricted Subsidiaries other than the Collateral, (v) the mandatory prepayment and redemption terms, covenants and events of default of such Indebtedness are either (x) not materially more favorable (taken as a whole, as determined by the Borrower in good faith) to the Lenders providing such Indebtedness than those terms (taken as a whole) applicable to the Refinanced Debt (except to the extent such terms apply solely to any period after the Latest Maturity Date of any existing Facility or are applied for the benefit of the Facilities then outstanding) or (y) are incorporated in this Agreement for the benefit of all existing Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) such Indebtedness shall constitute Permitted Refinancing Indebtedness only to the extent the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the Permitted Refinancing Amount), (b) except with respect to Section 6.01(i), (i) the Weighted Average Life To Maturity of such Permitted Refinancing Indebtedness is not shorter than the remaining Weighted Average Life To Maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 91 days after the Latest Maturity Date then in effect (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Credit Party may be Refinanced to add or substitute as an obligor another Credit Party and (b) of any Subsidiary that is not a Credit Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Credit Party, in each case to the extent then permitted under Article VI; and (ii) other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 6.02).

“Permitted Refinancing Amount” means, with respect to any Indebtedness being refinanced, an amount equal to (a) any accrued and unpaid interest on such refinanced Indebtedness, plus

(b) the amount of any reasonable tender or redemption premium paid thereof or any penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, plus (c) any reasonable costs, fees and expenses incurred in connection with the issuance of the refinancing Indebtedness and the refinancing of such refinanced Indebtedness.

“Permitted Safeguard Acquisition Transaction” has the meaning provided in the definition of “Permitted Safeguard Distributor Transaction”.

“Permitted Safeguard Distributor Transaction” means (i) the acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any of its Restricted Subsidiaries of (a) all or substantially all of the assets of or (b) all or substantially all of the Equity Interests in, a Person or division or line of business of a Person engaged in the sale or distribution of the Safeguard services and product line of the Borrower and its Restricted Subsidiaries (or any competitor services or product lines thereto), if, at the time of and immediately after giving effect thereto, (w) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (x) in the case of any such acquisition or merger involving the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary is the surviving entity of such merger and/or consolidation and (y) the aggregate consideration paid in respect of such acquisition, when taken together with the aggregate consideration paid in respect of all other Permitted Safeguard Acquisition Transactions does not exceed $60,000,000 in any fiscal year of the Borrower (each a “Permitted Safeguard Acquisition Transaction”), and (ii) the sale, transfer, lease or other disposition (in one transaction or in any series of related transactions) for fair market value of any assets acquired pursuant to a Permitted Safeguard Acquisition Transaction or the equity of an entity holding such assets, the consideration for which may be cash, installment payments settled through future commissions or otherwise as determined by the Borrower in its commercially reasonable judgment acting in good faith (“Permitted Safeguard Sale Consideration”).

“Permitted Safeguard Sale Consideration” has the meaning provided in the definition of “Permitted Safeguard Distributor Transaction”.

“Permitted Securitization” means, unless otherwise consented to by the Administrative Agent and the Required Lenders, any receivables financing program providing for the sale (including in the form of a capital contribution) of accounts receivable and related rights and assets by the Borrower or its Restricted Subsidiaries to an SPC for cash (including in the form of a deferred purchase price represented by subordinated Indebtedness) or equity capital in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions.

“Permitted Transactions” means transactions entered into to facilitate corporate restructurings or lawful tax planning, in either event, otherwise permitted by this Agreement, which transactions are comprised of either (a) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by Credit Parties to External Subsidiaries but only if the amount of such transfers is returned to a Credit Party in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer or (b) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by External Subsidiaries to Credit Parties but only if the amount of such transfers is returned to an External Subsidiary in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer; provided, however, that (A) if any of the foregoing transactions shall involve transfers of funds from the Borrower or a Subsidiary to the Borrower or any other Subsidiary, such transfers shall be accomplished by (i) book entries on the accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or (ii) wire transfers to accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or its Affiliates; (B) such transactions shall not be detrimental to the interests of the Lenders and shall occur at a time when no Default or Event of Default shall have occurred and be continuing; and (C) the Borrower has given the Administrative Agent at least 10 days (or such lesser number of days as the Administrative Agent may agree) prior written notice of its intent to engage in or cause such transactions, accompanied by a reasonably detailed description of same.

“Permitted Unsecured Indebtedness” means Indebtedness of the Borrower or any of its Restricted Subsidiaries (a) that is not (and any Guarantees thereof by the Borrower or any of its Restricted Subsidiaries are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof, and has a Weighted Average Life To Maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Equity Interests of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the Latest Maturity Date then in effect at the time of incurrence thereof, (d) that contains mandatory prepayment and redemption terms, covenants and events of default that are either (x) customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)) or (y) when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), not materially more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Credit Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or that are included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)), in the case of each of clauses (x) and (y), as conclusively determined by the Borrower in good faith and (e) that is not guaranteed by any Person other than on an unsecured basis by Credit Parties.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions (to the extent applicable thereto). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a Sale-Leaseback Transaction (other than such a transaction, the purpose of which is to finance the asset sold or in connection with a Tax Incentive Transaction) and by way of merger or consolidation in which neither the Borrower nor any Restricted Subsidiary is the surviving entity) of any property or asset of any Borrower or any Restricted Subsidiary, other than (i) sales and/or rentals of inventory in the ordinary course of business, (ii) sales of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business, (iii) sales to the extent permitted by Section 6.03(a) other than pursuant to clauses (iv), (ix), (xiii) or (xix), (iv) dispositions to the Borrower or any Restricted Subsidiary, (v) dispositions that individually, or in the aggregate for any series of related dispositions, result in Net Proceeds not exceeding $5,000,000 and (vi) dispositions resulting in aggregate Net Proceeds not exceeding $25,000,000 for all such transactions during any fiscal year of Borrower;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of, any Borrower or any Restricted Subsidiary resulting in Net Proceeds equal to or greater than $25,000,000; or

(c)            the incurrence by any Borrower or any Restricted Subsidiary of any Indebtedness for borrowed money or Receivables Indebtedness (only to the extent of any increase in the aggregate amount of Receivables Indebtedness (net of any decreases in the aggregate amount of Receivables Indebtedness)), other than Indebtedness permitted under Section 6.01 (except for (x) Credit Agreement Refinancing Indebtedness which shall be applied in accordance with clause (iii) of the definition thereof and (y) Receivables Indebtedness which shall be applied in accordance with Section 2.11(c)).

“Prime Rate” means the rate of interest last quoted by The Wall Street journal as the “prime rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Specified Investment) after the first day of the relevant calculation period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant calculation period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant calculation period as if such Indebtedness had been retired or redeemed on the first day of the relevant calculation period and (c) the Specified Investment, if any, then being consummated as well as any other Specified Investment consummated after the first day of the relevant calculation period and on or prior to the date of the respective Specified Investment then being effected, as the case may be, with the following rules to apply in connection therewith:

(i)             all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition)

incurred or issued after the first day of the relevant calculation period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective calculation period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant calculation period shall be deemed to have been retired or redeemed on the first day of the respective calculation period and remain retired through the date of determination;

(ii)            all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)           in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Specified Investment consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Specified Investment was consummated on the first day of the relevant calculation period, taking into account all applicable adjustments permitted by the definition of Consolidated EBITDA as if such adjustments were realized on the first day of the respective calculation period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 9.19.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures.

“Receivables Indebtedness” means, at any time, the aggregate amount of outstanding obligations incurred by the Borrower and its Restricted Subsidiaries (including any SPC) in connection with a Permitted Securitization (excluding any subordinated Indebtedness (“Receivable Subordinated Indebtedness”) of any SPC owing to the Borrower or any of its Restricted Subsidiaries in respect of the purchase price of accounts receivable and related assets) that would be characterized as principal if such Permitted Securitization in its entirety were structured as a secured lending transaction rather than a purchase (regardless, in either case, of whether any liability of the Borrower or any Restricted Subsidiary thereof in respect of related accounts receivable would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Adjusted Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning provided in the definition of “Permitted Other Debt Conditions”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments in accordance with Section 2.20.

“Refinancing Facility” has the meaning provided in Section 2.20.

“Refinancing Facilities Amendment” means the Refinancing Facilities Amendment, dated as of December 3, 2024, executed by the Borrower, each Subsidiary Guarantor, the Administrative Agent and the Lenders party hereto as of the Restatement Date.

“Refinancing Series” means Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning provided in Section 9.04(b)(iv).

“Registered Equivalent Notes” means with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to it in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Release” means the active or passive disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Revolving Credit Exposures, unused Revolving Commitments, unused Term A Commitments and outstanding Term A Loans representing at least 50.1% of the sum of the Total Revolving Credit Exposures, unused Revolving Commitments, unused Term A Commitments and outstanding Term A Loans at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, its Swingline Exposure shall not be included for purposes of determining its Revolving Credit Exposure if the Swingline Lender has notified such Lender of the amount of its participation in the outstanding Swingline Loans, requested that such Lender fund such participation, provided such Lender with at least two (2) Business Days to fund such participation, and such Lender shall have failed to fund its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

“Required Revolving Lenders” means, subject to Section 2.21, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing at least 50.1% of the sum of the Total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, its Swingline Exposure shall not be included for purposes of determining its Revolving Credit Exposure if the Swingline Lender has notified such Lender of the amount of its participation in the outstanding Swingline Loans, requested that such Lender fund such participation, provided such Lender with at least two (2) Business Days to fund such participation, and such Lender shall have failed to fund its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Revolving Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date” means December 3, 2024.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow” means, at any date of determination, an amount equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $400,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Facility” has the meaning provided in the definition of “Facilities”.

“Revolving Lender” means a Lender holding a Revolving Commitment.

“Revolving Loan” means a loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means February 1, 2029.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Restatement Date, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Zaporizhzhia and Kherson Regions of Ukraine, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, or ordinarily resident in, or organized under the laws of, in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Party” shall have the meaning assigned that term in the respective Security Documents.

“Secured Swap Obligations” means any and all obligations of the Borrower or any of its Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, in each case owing to the Administrative Agent, one or more Lenders or their respective Affiliates; provided that no later than 10 days after (or such later date as agreed by the Administrative Agent in its reasonable discretion) the time that any transaction relating to such Swap Agreement is executed (or, if later, the Restatement Date) the Borrower (other than for transactions with JPMorgan Chase Bank, N.A. and its Affiliates and branch) and the Lender party thereto or its Affiliate or branches (other than JPMorgan Chase Bank, N.A.) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Security Documents” means and includes Guarantee and Collateral Agreement, after the execution and delivery thereof, each Additional Security Document and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of any of the Secured Parties pursuant hereto.

“Senior Notes” means the 2021 Senior Notes and the 2024 Senior Notes (and any Permitted Refinancing Indebtedness in respect thereof (or successive Permitted Refinancing Indebtedness in respect thereof).

“Senior Notes Documents” means the 2021 Senior Notes Documents and the 2024 Senior Notes Documents (and any indenture and related documents executed and delivered in connection with any Permitted Refinancing Indebtedness in respect of the 2021 Senior Notes or 2024 Senior Notes (or any successive Permitted Refinancing Indebtedness in respect thereof).

“Senior Officer” means the chief executive officer, chief financial officer or treasurer of the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Indebtedness” means (i) the Senior Notes, (ii) any Subordinated Indebtedness and (iii) any Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (i) or (ii) above.

“Specified Investment” means any Permitted Acquisition or any other Investment consisting of an acquisition, whether by purchase, merger or otherwise, of any Acquired Entity or Business (and, in any event, including any Investment in any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary), excluding, however, any Permitted Safeguard Acquisition Transaction, in each case that is permitted by this Agreement.

“Specified Representations” means the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in Sections 3.01, 3.02, 3.03 (solely with respect to organizational or governing documents), 3.08, 3.12 (subject to Section 5.13), 3.16, 3.17 and 3.18.

“Specified Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement as a guarantor thereunder.

“Supported QFC” has the meaning provided in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Revolver Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.04.

“Syndication Agents” means BMO Harris Bank, N.A., Citizens Bank N.A., Truist Bank and U.S. Bank National Association, each in their capacity as syndication agents of this credit facility.

“Tax Incentive Transaction” means any arrangement between the Borrower or any Restricted Subsidiary of the Borrower and a development authority or other similar Governmental Authority or entity for the purpose of providing property tax incentives to the Borrower or such Restricted Subsidiary structured as a Sale-Leaseback Transaction whereby the development authority (i) acquires property from or on behalf of the Borrower or such Restricted Subsidiary, (ii) leases such property back to the Borrower or such Restricted Subsidiary, (iii) if and to the extent the development authority issues the bonds to finance such acquisition, 100% of such bonds are purchased and held by the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower, (iv) the rental payments on the lease (disregarding any amount that is concurrently repaid to the Borrower or a Restricted Subsidiary in the form of debt service on any bonds or otherwise) does not exceed amounts such Restricted Subsidiary would have paid in taxes and other amounts had the Sale-Leaseback Transaction not occurred and (v) the Borrower or such Restricted Subsidiary has the option to terminate its lease and reacquire the property for nominal consideration (disregarding any additional consideration that is concurrently repaid to the Borrower or a Restricted Subsidiary in the form of repayment of any bonds or otherwise) at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other similar charges in the nature of a tax imposed by any Governmental Authority (including any interest, penalties or additions to tax).

“Term A Borrowing” means a Borrowing comprised of Term A Loans.

“Term A Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term A Loans. The amount of each Lender’s Term A Commitment on the Restatement Date is its “Term A Commitment” as set forth in Schedule 2.01. The initial aggregate amount of the Lenders’ Term A Commitments is $500,000,000.

“Term A Facility” has the meaning provided in the definition of “Facilities”.

“Term A Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Term A Borrowings made by the Lenders pursuant to Section 2.01 and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term A Maturity Date” means February 1, 2029.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Commitments” means Term A Commitments and/or Incremental Commitments in respect of any Incremental Term Loans, as the context may require.

“Term Facilities” means, collectively, the Term A Facility and any Incremental Term Facilities.

“Term Loans” means, collectively, the Term A Loans, any Incremental Term Loans and/or any Refinancing Term Loans, as the context may require.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference

Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date of determination, the most recently ended four fiscal quarter period for which consolidated financial statements of the Borrower and its Restricted Subsidiaries have been (or were required to have been) delivered pursuant to Section 5.01(a) or (b).

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower or such other Person as may be expressly stated, determined on a Pro Forma Basis.

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means each of the following transactions: (i) the entry by the parties hereto into the Refinancing Facilities Amendment for the purpose of the Lenders making available to the Borrower the Facilities on the terms and subject to the conditions hereof and thereof, (ii) the funding of Loans and issuances (if any) of Letters of Credit on the Restatement Date and the use of proceeds thereof and (iii) the payment of all fees, costs and expenses incurred in connection with the transactions described in clauses (i) through (ii) of this definition.

“Transition Period” means the consecutive four fiscal quarter period commencing on (and including) the first day of the fiscal quarter during which the Borrower or any Restricted Subsidiary of the Borrower consummates a Permitted Acquisition that is designated as a Covenant Holiday Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to and in accordance with Section 5.12 subsequent to the Closing Date.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Certificate” has the meaning provided in Section 2.17(f)(ii)(D)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(i)             the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by

(ii)            the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” means each Restricted Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (a) and (b), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or and “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or and “RFR Revolving Borrowing”).

Section 1.03       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04       Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on December 31, 2015 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following December 31, 2015 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

Section 1.05       Calculations. (a) For purposes of any determination under Article VI or Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.03 or 6.05, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower.

(b)            If the Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of Specified Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Borrower’s Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio pursuant to clause (a)(ii) of the definition of such terms), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

Section 1.06       Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, to the extent that the terms of this Agreement require (a) compliance with any financial ratio or test and/or the amount of Consolidated EBITDA or (b) the absence of a Default or Event of Default (or any type of default or event of default) in each case as a condition to the consummation of any transaction (other than the making of any Loan or issuance of any Letter of Credit under the Revolving Facility) in connection with any Permitted Acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing (including the assumption or incurrence of Indebtedness in connection therewith, including Indebtedness incurred pursuant to Section 2.08(d)) (any such action, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower (a “LCT Election”), in the case of any Limited Condition Transaction, at the time of (or on the basis of the financial statements for the most recently ended fiscal quarter at the time of) either (x) the execution of the definitive agreement with respect to such Permitted Acquisition or Investment or (y) the consummation of such Permitted Acquisition or Investment (such applicable date, the “LCT Test Date”), in each case, after giving effect to the relevant Limited Condition Transaction on a Pro Forma Basis. If the Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent determination of compliance with any financial ratio or test and/or the amount of Consolidated EBITDA with respect to the incurrence of Indebtedness or Liens on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, compliance with any such financial ratio or test and/or the amount of Consolidated EBITDA shall be tested by calculating the availability under such financial ratio or test and/or the amount of Consolidated EBITDA on a Pro Forma Basis assuming such Limited Condition Transaction and any other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and the use of proceeds thereof).

Section 1.07       Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, (a) to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans or loans incurred under a new credit facility or a new tranche, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement and (b) any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 1.08        Divisions of Limited Liability Companies. Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or any similar term, shall be deemed to apply to a Division, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or other similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and with respect to any Dividing Person that was a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any like term prior to such Division, each Division Successor shall, immediately after giving effect to such Division, also constitute such a Person or entity).

Section 1.09        Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

ARTICLE II
THE CREDITS

Section 2.01       Commitments. (a)  Subject to the terms and conditions set forth herein, each Lender with a Revolving Commitment severally agrees to make Revolving Loans denominated in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the Total Revolving Credit Exposure exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)            Subject to the terms and conditions set forth herein, each Lender with a Term A Commitment agrees to make a Term A Loan denominated entirely in Dollars to the Borrower on the Restatement Date in an aggregate principal amount that will not result in (i) such Lender’s Term A Loan exceeding such Lender’s Term A Commitment or (ii) the sum of the Term A Loans exceeding the total Term A Commitments. No amount of the Term A Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

Section 2.02       Loans and Borrowings. (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective

Revolving Commitments. Each Term A Loan shall be made as part of a Borrowing consisting of Term A Loans made by the Lenders ratably in accordance with their respective Term A Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.14, each Borrowing (other than with respect to a Swingline Loan) shall be comprised entirely of ABR Loans, Term Benchmark Loans or (subject to Section 2.14) RFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Term Benchmark Revolving Borrowings.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term A Maturity Date or Revolving Maturity Date, as applicable.

(e)            Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Term Benchmark Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any promissory notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.03       Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and signed by the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the Class of such Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)         whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04       Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000, (ii) the sum of the Total Revolving Credit Exposures exceeding the total Revolving Commitments or (iii) any Lender’s Revolving Credit Exposure exceeding its Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan in the case of Swingline Loans. Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall, in its sole discretion, make each Swingline Loan available to the Borrower by promptly crediting the amounts by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.

(c)            The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Revolver Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolver Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph (c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph (c) shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph (c) if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

Section 2.05       Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance by an Issuing Bank of Letters of Credit in Dollars for its own account or that of a Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (i) no Issuing Bank shall have an obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement and (ii) no Issuing Bank shall have an obligation hereunder to issue Letters of Credit in an aggregate outstanding face amount in excess of $5,000,000.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter notice, if any, is acceptable to the Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying which of the Borrower shall be the account party with respect thereto, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, (ii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment, (iii) the sum of the Total Revolving Credit Exposures shall not exceed the total Revolving Commitments and (iv) the aggregate LC Exposure associated with the Letters of Credit issued by the applicable Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Fronting Sublimit (as set forth on Schedule 2.01) without the consent of such Issuing Bank. The Borrower may, at any time and from time to time, reduce the Letter of Credit Fronting Sublimit of any Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Fronting Sublimit of any Issuing Bank if, after giving effect to such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year (or such later date as agreed by the applicable Issuing Bank in its sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (or such later date as agreed by the applicable Issuing Bank in its sole discretion) after such renewal or extension), and (ii) the date that is five Business Days prior to the Revolving Maturity Date (or, in the case of this clause (ii), any later date that the applicable Issuing Bank has approved so long as such Letter of Credit has been cash collateralized in a manner reasonably satisfactory to the Issuing Bank in accordance with Section 2.05(j) or all contingent liabilities of the Revolving Lenders arising from such Letter of Credit shall be released in a manner reasonably satisfactory to the Administrative Agent on the Revolving Maturity Date).

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolver Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Revolver Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the

Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Revolver Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)            Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

(j)            Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank(s) and the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII or (ii) any Letter of Credit shall have an expiration date after the Revolving Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to 103% of the face amount of such Letter of Credit on the date five Business Days prior to the Revolving Maturity

Date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)            The Existing Letters of Credit listed on Schedule 2.05 shall be deemed to have been issued as Letters of Credit pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Section 2.06       Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as designated by the Borrower in the applicable Borrowing Request in accordance with Section 2.03 and this Section 2.06 and reasonably acceptable to the Administrative Agent, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07       Interest Elections. (a) Each Revolving Borrowing and Term A Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by delivering to the Administrative Agent a written Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and signed by the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c)            Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an SOFR Term Loan with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08      Termination and Reduction of Commitments; Incremental Facilities. (a)Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

Unless previously terminated, the Term A Commitments shall terminate on the making of the Term A Loans on the Restatement Date.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Total Revolving Credit Exposure would exceed the total Revolving Commitments.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)            Subject to clause (e) below, the Borrower may elect, at its option, at any time after the Restatement Date, pursuant to an Incremental Amendment (i) to add one or more new Classes of term facilities and/or increase the principal amount of any Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the aggregate amount of the Revolving Commitments of any existing Class (any such increase, an “Incremental Revolving Increase” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility” and any commitments thereunder “Incremental Commitments”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”), in each case in minimum amounts of $10,000,000 and in integral multiples of $5,000,000 in excess thereof, so long as, after giving effect thereto, the aggregate amount of such Incremental Facilities does not exceed (i) (a) the greater of (x) $200,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, minus (b) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on clause (i)(a) above, plus (ii) (a) the aggregate principal amount of any voluntary prepayments of the Term Loans and/or any Incremental Term Loans (including pursuant to Section 2.19(c)) and permanent reduction of Revolving Commitments; provided, that any such prepayment is not funded with long-term Indebtedness (other than revolving Indebtedness) minus (b) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on clause (ii)(a) above, plus (iii) an additional amount, so long as, giving effect to the incurrence of any such additional amount, (a) in the case of any such Indebtedness secured by a first priority Lien on any assets of the Borrower or any of its Restricted Subsidiaries, the Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis is no greater than 2.75 to 1.00, (b) in the case of any such Indebtedness secured by a junior priority Lien on any assets of the Borrower or any of its Restricted Subsidiaries, the Consolidated Secured Leverage Ratio calculated on a Pro Forma Basis is no greater than 2.75 to 1.00 and (c) in the case of any such Indebtedness that is unsecured, the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis is no greater than 4.00 to 1.00 (the foregoing clauses (i), (ii) and (iii), the “Incremental Cap”); provided, that any such Incremental Facility may be incurred under clauses (i), (ii) or (iii) hereof as selected by the Borrower in its sole discretion and amounts may be incurred under clauses (i), (ii) or (iii) in a single transaction by first calculating the portion of Indebtedness being incurred under clause (iii) (without giving effect to the Indebtedness being incurred under clauses (i) or (ii)) and second calculating the portion of the Indebtedness being incurred under clauses (i) or (ii); provided further that any Indebtedness incurred under clauses (i) or (ii) may be reclassified, as the Borrower elects from time to time, as Indebtedness incurred under clause (iii) above if the Borrower meets the applicable ratio under clause (iii) at such time on a Pro Forma Basis; provided, further, that for the purposes of calculating such Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio, any increase to the Revolving Commitments shall be assumed to be fully drawn and shall be included in the numerator of such ratio; provided further that no prepayment of Term Loans secured on a junior basis to the Initial Loans shall increase clause (ii) of the Incremental Cap with respect to Indebtedness to be secured on a pari passu basis with the Initial Loans and no prepayment of unsecured Term Loans shall increase clause (ii) of the Incremental Cap with respect to Indebtedness to be secured. Any such election shall be made upon at least three (3) Business Days’ prior written notice to the Administrative Agent (or such lesser notice, if any, as is acceptable to the Administrative Agent), which notice shall (A) specify (x) the amount of any such Incremental Facilities and (y) whether such Incremental Facilities are in the form of Revolving Commitments, additional term loans or a combination of any thereof, (B) if any Indebtedness under the Senior Note Documents is then outstanding, certify that incurrence by the Borrower of Indebtedness under this Agreement in the full amount of the proposed increased Commitments (and the securing thereof by the Collateral) is permitted by the Senior Note Documents, (C) be delivered at a time when no Default or Event of Default has occurred and is continuing (subject to Section 1.06, solely in connection with any Incremental Term Loans, the proceeds of which are being used to finance a Limited Condition Transaction), and (D) specify the effective date of any Incremental Facilities to be made pursuant thereto. The Borrower may, after giving such notice, offer the Incremental Facility (which may be declined by any Lender in its sole discretion) on either a ratable basis to the Lenders or on a non-pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent. No Incremental Facility shall become effective until the existing or new Lenders extending such Incremental Commitments and the Borrower shall have delivered to the Administrative Agent an Incremental Amendment in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Incremental Commitments, (ii) any such new Lender agrees to Incremental Commitments and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such Incremental Commitments, (iv) the effective date of any Incremental Commitments is specified, (v) any terms specific to any Incremental Facility are specified, and (vi) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied; provided, that notwithstanding anything to the contrary set forth in Section 4.02, in connection with any Incremental Term Loans, the proceeds of which are being used to finance a Limited Condition Transaction, any such Incremental Term Loans shall be subject to Section 1.06 and the Lenders providing such Incremental Term Loans shall be permitted to waive or limit (or not require the satisfaction of) in full or in part any of the conditions set forth in Section 4.02(a) (other than the accuracy of customary “specified representations” as agreed to between the Borrower and such Lenders). Each Incremental Amendment may, without the consent of any Lender (other than the Lenders providing the applicable Incremental Facility) effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.08(d) and Sections 2.08(e) and (f). Any such Incremental Loans shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent reasonably requests. From and after the making of a Incremental Term Loan or Revolving Loan pursuant to this Section 2.08, such Loan shall be deemed a “Term Loan”, or “Revolving Loan”, as applicable, hereunder for all purposes hereof, and shall be subject to the same terms and conditions as each other Term Loan or Revolving Loan made pursuant to this Agreement (except as otherwise permitted by this Agreement).

(e)            Any Incremental Loan made pursuant to clause (d) above:

(i)            (x) shall rank pari passu or junior (but without regard to the control of remedies) with the Initial Loans in right of payment and security or be unsecured and (y) no Incremental Facility may be (1) guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors or (2) secured by Liens on any assets other than the Collateral;

(ii)           (x) the final maturity date of any Incremental Term Facility shall be no earlier than the Latest Maturity Date then in effect at the time of incurrence thereof or have a Weighted Average Life to Maturity which is shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness (other than as necessary to make such Incremental Term Facility fungible with Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness), and (y) the maturity date of any Incremental Revolving Increase shall be the same as the maturity date of the applicable existing Revolving Facility;

(iii)          in the case of Incremental Revolving Increase, such Incremental Revolving Loans shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the same terms and pursuant to the exact same documentation applicable to the Revolving Facility; and

(iv)          except as otherwise required or permitted in clauses (i) through (iii) above, all other terms of any Incremental Term Facility shall be as agreed between the Borrower and the Lenders providing such Incremental Term Facility; provided to the extent such terms are not consistent with the terms in respect of the then-existing Facilities or are materially more favorable when taken as a whole to the Lenders of such Incremental Term Facility (as determined in good faith by the Borrower and evidenced by a certificate of the Borrower delivered to the Administrative Agent), they shall be reasonably satisfactory to the Administrative Agent ((x) except for covenants or other provisions applicable only to periods after the maturity date of such applicable Facility and (y) to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the existing Facilities).

(f)            Upon the effectiveness of any Incremental Revolving Increase pursuant hereto, (i) each Lender with a Revolving Commitment (new or existing) shall be deemed to have accepted an assignment from the existing Lenders with Revolving Commitments, and the existing Lenders with Revolving Commitments shall be deemed to have made an assignment to each new or existing Lender with Revolving Commitments accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Lenders with Revolving Commitments shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders with Revolving Commitments in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 9.04(b)(ii)(C). The Borrower shall make any payments under Section 2.16 resulting from such assignments.

Section 2.09        Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its Revolving Loans on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each applicable Lender the unpaid principal amount of the Term A Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each of its Swingline Loans on the earlier of (x) the Revolving Maturity Date and (y) a date that is no more than seven (7) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (and its registered assigns) and in the form of Exhibit G-1 or Exhibit G-2, as applicable, or in another form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

(f)             In the event and on such occasion that the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders, the Borrower immediately shall prepay the Loans in the amount of such excess.

Section 2.10        Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term A Borrowings on the last Business Day of each calendar quarter beginning with the fiscal quarter ending March 31, 2025 in an aggregate amount equal to the amortization percentage set forth below of the initial aggregate principal amount of the Term A Loan. The Borrower shall pay the entire remaining unpaid principal amount of the Term A Loan on the Term A Maturity Date.

Installment	Amortization Percentage
March 31, 2025	1.875%
June 30, 2025	1.875%
September 30, 2025	1.875%

Installment	Amortization Percentage
December 31, 2025	1.875%

March 31, 2026	1.875%
June 30, 2026	1.875%
September 30, 2026	1.875%
December 31, 2026	1.875%

March 31, 2027	1.875%
June 30, 2027	1.875%
September 30, 2027	1.875%
December 31, 2027	1.875%

March 31, 2028	2.500%
June 30, 2028	2.500%
September 30, 2028	2.500%
December 31, 2028	2.500%

Term A Maturity Date	Remainder

(b)            Subject to adjustment pursuant to paragraph (c) of this Section 2.10, Incremental Term Loans shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Amendment pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c)            Any optional prepayment of a Term Borrowing shall be applied as directed by the Borrower. Any mandatory prepayment of Term Loans shall be applied pro rata among the Term Facilities then outstanding (unless any Incremental Term Facility has elected a less than ratable treatment in the applicable Incremental Amendment) and, within each Term Facility ratably to the Loans included in such prepaid Borrowing as may be directed by the Borrower and, in the absence of such direction, to the installments in direct order of maturity.

Section 2.11        Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.11, without any penalty or premium.

(b)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the respective Swingline Lenders) hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time five Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, shall be accompanied by accrued interest to the extent required by Section 2.13 and any amounts required by Section 2.16, and shall be applied first, to any ABR Borrowings comprising all or a part of the Class being prepaid and second, if (or once) no ABR Borrowings of such Class remain outstanding, to outstanding Term Benchmark Borrowings of such Class with the shortest Interest Periods remaining.

(c)            If on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event following the Closing Date, the Borrower shall (subject to the following sentence, including the provisos thereto), within ten Business Days after such Net Proceeds are received, prepay Term Loans in the manner set forth in Section 2.10(c). The prepayments required pursuant to this Section 2.11(c) shall be made in each case in an aggregate amount equal to the Applicable Prepayment Percentage of the amount of such Net Proceeds; provided that (x) the Borrower may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Secured Indebtedness and the outstanding principal amount of Term Loans (provided that, in the event any prepayment or repurchase amount is declined by holders of such Other First Lien Secured Indebtedness (the declined amount, the “Declined Amount”), the Borrower or applicable Restricted Subsidiary shall be required to prepay Term Loan Borrowings in an amount equal to such Declined Amount as if the Declined Amount were Net Proceeds received on the final date by which such declining holders were required to give notice of their Declined Amount), (y) in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if any Borrower or any Restricted Subsidiary applies (or commits to apply) an amount equal to the Net Proceeds from such event (or a portion thereof) within twelve months after receipt of such Net Proceeds and at a time when no Event of Default has occurred and is continuing to pay all or a portion of the purchase price in connection with a Permitted Acquisition or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other tangible assets useful or to be used in the business of the Borrower and the Restricted Subsidiaries; provided that, in each case, the Borrower has delivered to the Administrative Agent within ten days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph (c) in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of an amount equal to any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such twelve-month period (or if committed to be so applied within such twelve-month period, have not been so applied within 18 months after receipt) and (z) in the case of any incurrence of Receivables Indebtedness described in clause (c) of the definition of the term “Prepayment Event,” no prepayment shall be required pursuant to this paragraph (c) in excess of $150,000,000 in the aggregate. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment described in Section 2.11(c)(x) of any Borrower or any Restricted Subsidiary to apply an amount equal to Net Proceeds in accordance with this Section 2.11(c).

(d)            Following the end of each Excess Cash Flow Period, the Borrower shall prepay the Term Loans in an aggregate amount equal to (i) Excess Cash Flow for such Excess Cash Flow Period multiplied by the ECF Percentage, less (ii) the amount of optional prepayments of principal under the Term Loans, less (iii) the amount of optional prepayments of principal under the Revolving Loans (to the extent accompanied by a corresponding permanent reduction of Revolving Commitments), less (iv) the amount of any optional prepayments of Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness and any other Indebtedness permitted under Section 6.01, in each case under this sub-clause (iv), to the extent such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without control of remedies) with the Liens securing the Initial Loans (and, if such Indebtedness is in the form of revolving loans, accompanied by a permanent reduction of commitments), in the case of sub-clauses (i), (ii) and (iii), (x) made during such fiscal year or, at the Borrower’s election, after the end of such fiscal year and prior to the time such prepayment pursuant to this paragraph (d) is due (it being understood that such amounts shall not be deducted from more than one Excess Cash Flow Period) and (y) except to the extent such prepayments are financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or proceeds of equity issuances; provided that the Borrower may use a portion of such prepayment amount to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such prepayment amount and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Secured Indebtedness and the outstanding principal amount of Term Loans (provided that if there is any Declined Amount in respect of such Other First Lien Secured Indebtedness, the Borrower or applicable Restricted Subsidiary shall be required to prepay Term Loan Borrowings in an amount equal to such Declined Amount within ten Business Days of the final date by which such declining holders were required to give notice of their Declined Amount). Each prepayment pursuant to this paragraph (d) (other than any prepayment pursuant to the proviso above) shall be made before the date that is ten Business Days after the date on which financial statements are delivered (or, if earlier, required to be delivered) pursuant to Section 5.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated.

(e)            Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11 or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and shall constitute “Declined Proceeds”.

(f)             Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (b) of this Section 2.11.

(g)            Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary or Excess Cash Flow estimated in good faith by the Borrower to be attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary duties of directors and managers of Foreign Subsidiaries) from being repatriated to the United States or distributed to a Credit Party, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as applicable local law delays or will not permit repatriation thereof to the United States or distribution to a Credit Party (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by applicable law to effect such repatriation), and once such repatriation or distribution to the United States of any of such affected Net Proceeds or Excess Cash Flow is permitted under applicable local law, such repatriation or distribution to the United States will be promptly effected and an amount equal to such repatriated or distributed Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days, or such later date as is acceptable to the Administrative Agent, after such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans to the extent otherwise required under this Section 2.11, (ii) to the extent that the Borrower has determined in good faith that repatriation to the United States of any of or all the Net Proceeds of any disposition by a Foreign Subsidiary or Excess Cash Flow estimated in good faith by the Borrower to be attributable to Foreign Subsidiaries or distributable to a Credit Party could reasonably be expected to cause material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) to the Borrower or any of its Restricted Subsidiaries, an amount equal to such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation or distribution and (iii) to the extent that any or all of the Net Proceeds of any Prepayment Event or Excess Cash Flow estimated in good faith by the Borrower to be attributable to non-Wholly-Owned Restricted Subsidiaries are prohibited or delayed by organizational (or constitutional) document restrictions to the extent not created in contemplation of such prepayments from being passed on to or used for the benefit of the Borrower, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable non-Wholly-Owned Restricted Subsidiary so long, but only so long, as the organizational (or constitutional) documents of such non-Wholly-Owned Restricted Subsidiary delays or will not permit funding such prepayment (the Borrower hereby agreeing to cause the applicable non-Wholly-Owned Restricted Subsidiary to use commercially reasonable efforts in compliance with its organizational (or constitutional) documents to effect such prepayment), and once such prepayment of any of such affected Net Proceeds or Excess Cash Flow is permitted under the non-Wholly-Owned Restricted Subsidiaries organizational (or constitutional) documents, such prepayment of the Loans to the extent otherwise required under this Section 2.11 will be promptly effected (and in any event not later than three Business Days, or such later date as is acceptable to the Administrative Agent, after such organizational (or constitutional) restrictions are removed). For the avoidance of doubt, but without limiting the Borrower’s obligations under this Section 2.11, in no circumstance shall this Section 2.11 require any Foreign Subsidiary to make any dividend of or otherwise repatriate for the benefit of the Borrower any portion of any Net Proceeds received by such Foreign Subsidiary or Excess Cash Flow attributable to any such Foreign Subsidiary.

Section 2.12        Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the Restatement Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the Restatement Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th Business Day following such last day, commencing on the first such date to occur after the Restatement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph (b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to such Person) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13        Interest. (a) The Loans comprising each ABR Borrowing (including any Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            The Loans comprising each RFR Borrowing shall bear interest at the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d)            [Reserved].

(e)            Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may declare that any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (i) in the case of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to such fee or other amount payable by the Borrower hereunder.

(f)             Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14        Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing shall be ineffective and (2) if any Borrowing Request requests a Term Benchmark Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

(b)            Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15        Increased Costs. (a)  If any Change in Law by a Governmental Authority having regulatory jurisdiction over the relevant Recipient shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (including the U.K. bank levy as set out in Schedule 19 of the Finance Act 2011) (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement, Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount due hereunder and shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16        Break Funding Payments. With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss (other than loss of the Applicable Rate), cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount due hereunder and shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.17        Taxes.

(a)            Withholding of Taxes; Gross-Up. Each payment by or on account of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, pursuant to applicable law, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction and withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are withheld or deducted on payments to, or paid or payable by, such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the applicable Credit Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any (i) Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender, (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)             Status of Lenders.

(i)            Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent and at the time or times required by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by any Borrower or the Administrative Agent as will enable any Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (F) and Section 2.17(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly upon request from the Borrower or the Administrative Agent or immediately upon such Lender becoming aware of such expiration, obsolescence or inaccuracy notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)            Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)            in the case of a Lender that is other than a Non-U.S. Lender, IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable, or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable, or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)            in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender (or, in the event that such Lender is a Disregarded Entity, by the owner of such Lender), IRS Form W-8ECI or successor form;

(D)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable, or successor form) and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender (or, in the event that such Lender is a Disregarded Entity, the owner of such Lender) is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)            in the case of a Non-U.S. Lender (or, in the event that the Non-U.S. Lender is a Disregarded Entity, the owner of such Non-U.S. Lender) that (for U.S. federal income Tax purposes) is not the beneficial owner of payments made under a Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY (or successor form) on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the

Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)            any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable any Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)          If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii) (but, for the avoidance of doubt, not for the purposes of the definition of “Excluded Taxes”), “FATCA” shall include any amendments made to FATCA after the Closing Date, whether or not such amendments are included in the definition set forth in Article I.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i)              Issuing Bank. For purposes of this Section, the term “Lender” includes any Issuing Bank.

Section 2.18        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made as follows: (i) for payments made to the Administrative Agent, at its offices at 270 Park Avenue, New York, New York; (ii) for payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein; and (iii) payments made pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder by the payor thereof ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder by the payor thereof ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of (i) any obligations due and payable to such Lender hereunder or under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations due and payable to such Lender at such time to (B) the aggregate amount of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (ii) any obligations owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Term A Loans, Revolving Loans and participations in LC Disbursements and

Swingline Loans of other Lenders, as applicable, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars).

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19        Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Credit Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any

Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the applicable Credit Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Credit Party shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Credit Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Credit Party to require such assignment and delegation cease to apply.

(c)            If, in connection with any proposed amendment, modification or waiver pursuant to Section 9.02 requiring the consent of all or all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrower at its sole cost and expense, may elect to replace a Non-Consenting Lender as a Lender to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall (x) pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (y) remain liable to pay upon request, an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Non-Consenting Lender assignments may be made on a deemed basis subject to satisfaction of the foregoing conditions.

Section 2.20        Refinancing Facilities. On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.20 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent, the Swingline Lender and each Issuing Bank, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 9.04 for an assignment of Revolving Commitments or Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the applicable Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments, or Other Revolving Loans (each, a “Refinancing Facility”);

provided that notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Loans (without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments in respect of Revolving Loans, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(a)            The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Credit Documents.

(b)            Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.20(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(c)            Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 9.02(d) (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

This Section 2.20 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.21        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender with a Revolving Commitment or Revolving Credit Exposure becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12;

(b)            the Revolving Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)            if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then, so long as no Event of Default has occurred and is continuing:

(i)            all or any part of such Swingline Exposure or LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolver Percentages but only to the extent that such reallocation does not cause (x) the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment or (y) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures to exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolver Percentages; or

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)            so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue or increase any Letter of Credit unless, in each case, the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Revolver Percentage. The Borrower shall make any payments under Section 2.16 to any assignor resulting from such assignments.

If any Swingline Exposure or LC Exposure is reallocated to Lenders that are not Defaulting Lenders pursuant to this Section 2.21, then defined terms (including Applicable Revolver Percentage), shall, as necessary or advisable (in the reasonable determination of the Administrative Agent) be read as used in this Agreement to give effect to such reallocation.

Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Restatement Date and thereafter on each date as required by Section 4.02 that:

Section 3.01        Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized (or incorporated), validly existing and in good standing under the laws of the jurisdiction of its organization (or incorporation) (except, with respect to Restricted Subsidiaries, where the failure to be in good standing under the laws of their respective jurisdiction of incorporation could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02        Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate or limited liability company or other organizational (or constitutional) powers and have been duly authorized by all necessary corporate and, if required, stockholder or similar action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) actions for the perfection of the Liens of the Administrative Agent or (iii) to the extent any such failure could not reasonably be expected to cause a Material Adverse Effect, (b) do not violate any applicable law or regulation or the charter, by-laws or other organizational (or constitutional) documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) do not violate or result in a default under (i) the Senior Note Documents or (ii) any other indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, other than (in the case of such other indentures, agreements or instruments referred to in clause (ii)) such violations or defaults which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, other than Permitted Liens.

Section 3.04        Financial Condition; No Material Adverse Change. (a)  The Borrower has heretofore furnished to the Lenders (i) the Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, December 31, 2022 and December 31, 2023, reported on by Pricewaterhouse Coopers LLP, independent public accountants and (ii) the unaudited consolidated financial statements of the Borrower as of and for the fiscal quarter ended September 30, 2024. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such date and for such period in accordance with GAAP.

(b)            The pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower and its consolidated Restricted Subsidiaries as of and for the income statements periods necessary to create a pro forma statement of income for the 12-month period ending on September 30, 2024, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the financial statements described in Section 3.04(a) and the financial statements described in Section 4.01(m) and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as of September 30, 2024 (as if the Transactions had been consummated on such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income)).

(c)            Since December 31, 2023, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole.

Section 3.05        Properties. (a)  Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and free and clear of all Liens, other than Permitted Liens.

(b)            Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own, license or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06        Litigation, Environmental Matters and Labor Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that, as of the Restatement Date, involve the Credit Documents or the Transactions.

(b)            Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis to reasonably expect the imposition of any Environmental Liability. This Section 3.06 and Section 3.04(b) contain the Borrower’s sole and exclusive representations with respect to Environmental Laws.

(c)            The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters where such violation could reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Restricted Subsidiary, except to the extent such payments or claims could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Restricted Subsidiaries is bound which right of termination or renegotiation would reasonably be expected to have a Material Adverse Effect.

Section 3.07        Compliance with Laws and Agreements; No Default. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08        Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09        Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (including the filing of extensions in respect thereof) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, individually or in aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.10, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-60) did not, as of the date of the most recent financial statements prior to the Restatement Date reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all such underfunded Plans (based on the assumptions used for purposes of Accounting Codification Topic 715-60)

did not, as of the date of the most recent financial statements prior to the Restatement Date reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 3.11        Disclosure. (a)  The Information Memorandum and the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, the transactions contemplated hereby or delivered hereunder (other than the projections, other forward looking information and information of a general economic or industry specific nature), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto).

(b)            The projections and other forward looking information that has been made available to the Administrative Agent or any Lender by the Borrower or any of its representative has been prepared in good faith based upon assumptions that the Borrower believes to be reasonable at the time made and at the time such projections or other forward looking information was made available to the Administrative Agent or any Lender, it being recognized by the Administrative Agent and the Lenders that such projections and other forward looking information are as to future events and are not to be viewed as facts, such projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

Section 3.12        The Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Collateral and the Collateral Agent, for the benefit of the Secured Parties, will have, upon its taking all actions required of it under the UCC, a fully perfected security interest in all right, title and interest in all of the Collateral described therein (to the extent that such security interest can be perfected by filing a UCC financing statement or, to the extent required by the Guarantee and Collateral Agreement, by taking possession of (or taking certain other actions with respect to) the respective Collateral), subject to no other Liens other than Permitted Liens (or, with respect to any Pledged Collateral (as defined in the Guarantee and Collateral Agreement), no other Liens other than nonconsensual Liens). In addition, the recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the Guarantee and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with UCC filings made pursuant to the Guarantee and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guarantee and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guarantee and Collateral Agreement with the United States Copyright Office, together with UCC filings made pursuant to the Guarantee and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guarantee and Collateral Agreement.

Section 3.13        Subsidiaries. As of the Restatement Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 correctly sets forth, as of the Restatement Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of Equity Interests of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization (or incorporation) of each such Subsidiary.

Section 3.14        Liens. There are no Liens on any of the real or personal properties of the Borrower or any Restricted Subsidiary except for Liens permitted by Section 6.02.

Section 3.15        Insurance. The Borrower maintains, and has caused each Restricted Subsidiary to maintain insurance on their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.16        Federal Reserve Regulations. Neither the making of any Loan or issuance of any Letters of Credit hereunder nor the use of the proceeds thereof, will violate the provisions of Regulation T, Regulation U or Regulation X.

Section 3.17        Solvency. On the Restatement Date, after giving effect to the consummation of the Transactions and the payment of all fees, costs and expenses payable by the Borrower with respect thereto, (a) on a going concern basis the fair market value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated and going concern basis, will be greater than the amount that will be required to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts or other liabilities become absolute and matured in the ordinary course, (c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course, and (d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Restatement Date. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

Section 3.18        Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably intended to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors (in their respective capacities as such) and to the knowledge of the Borrower its employees and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and are not engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary, any of their respective directors, officers or, to the knowledge of the Borrower or such Subsidiary, employees (in their respective capacities as such), or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary (in such Person’s capacity as such) will act in any capacity in connection with or benefit from the credit facility established hereby, is (i) a Sanctioned Person as described in clause (a) of the definition thereof (or a Person owned or controlled by any Person described in such clause (a)), or (ii) a Sanctioned Person as described in clause (b) of the definition thereof (or a Person owned or controlled by any Person described in such clause (b)) in violation in any material respect of Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.19        Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

Section 3.20        Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any letter of Credit hereunder will give to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided no Lender is using “plan assets” (within the meaning of the Plan Asset Regulations) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement or, if using “plan assets,” the transaction exemption set forth in one or more PTEs is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

Section 3.21        Use of Proceeds. (a)  The proceeds of the Term Loans made on the Restatement Date will be used to refinance the Indebtedness outstanding under the Existing Borrower Credit Agreement and to pay fees and expenses relating to the Transactions.

(b)            The proceeds of the Revolving Loans shall be used for working capital and other general corporate purposes.

(c)            The proceeds of any Incremental Term Loans shall be used for working capital and other general corporate purposes.

ARTICLE IV

CONDITIONS

Section 4.01        Closing Date. This Agreement shall become effective upon, and only upon, the satisfaction (or waiver in accordance with Section 9.02) of each of the following conditions precedent and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) this Agreement, duly executed by the Administrative Agent, the Borrower and each Lender and (ii) the Guarantee and Collateral Agreement (as defined in the Existing Borrower Credit Agreement), in each case duly executed by each Credit Party thereto and the Administrative Agent.

(b)            The Administrative Agent shall have received documents and certificates relating to the authorization of this Agreement and the transactions contemplated hereby by the Borrower and each Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent.

(c)            The Administrative Agent shall have received an executed legal opinion (addressed to the Administrative Agent and the Lenders) from (i) Troutman Pepper Hamilton Sanders LLP, New York and Delaware counsel to the Credit Parties, (ii) Jeffrey Cotter, Minnesota counsel to the Credit Parties and (iii) Kevin Skinner, Texas counsel to the Credit Parties in each case in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(d)            The Administrative Agent shall have received documents and certificates relating to the organization (or incorporation), existence and good standing of each Borrower and each Subsidiary Guarantor (in each case to the extent such concepts are applicable thereto) and the authorization of the Transactions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)            Substantially concurrently with the occurrence of the Closing Date and promptly following the making by each Lender of its initial extension of credit hereunder, the Acquisition (as defined in the Existing Borrower Credit Agreement) shall be consummated in accordance with the terms and conditions of the FAPS Acquisition Agreement (as defined in the Existing Borrower Credit Agreement), and the FAPS Acquisition Agreement (as defined in the Existing Borrower Credit Agreement)shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Borrower, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition (as defined in the Existing Borrower Credit Agreement) shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by the Borrower of common equity and (d) any amendment to the definition of “Material Adverse Effect” in the FAPS Acquisition Agreement (as defined in the Existing Borrower Credit Agreement) as it relates to the Target (as defined in the Existing Borrower Credit Agreement) is materially adverse to the interests of the Lenders).

(f)            (i) each of the Specified Representations shall be true and correct in all material respects on and as of the Closing Date and (ii) each of the Target Representations (as defined in the Existing Borrower Credit Agreement) shall be true and correct in all material respects (except that any Target Representation (as defined in the Existing Borrower Credit Agreement) which is already qualified as to materiality or by reference to Material Adverse Effect (as defined in the FAPS Acquisition Agreement (as defined in the Existing Borrower Credit Agreement)) shall be true and correct in all respects) on and as of the Closing Date (other than any Target Representation (as defined in the Existing Borrower Credit Agreement) that relates solely to an earlier date).

(g)            The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable by the Borrower to them on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)            All governmental and third party approvals necessary for consummation of the financing contemplated hereby shall have been obtained and be in full force and effect.

(i)             Subject to Section 5.13, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property security agreements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and required by the Administrative Agent of the Borrower as a condition precedent to the effectiveness hereof shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in the Equity Interests of the Material Subsidiaries of the Borrower which are Domestic Subsidiaries (to the extent required under the terms of Section 5.11) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates for the Subsidiaries of the Target (as defined in the Existing Borrower Credit Agreement)will only be required to be delivered on the Closing Date to the extent received from the Target (as defined in the Existing Borrower Credit Agreement) after use of commercially reasonable efforts) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to Section 5.13.

(j)             The Borrower shall have delivered a solvency certificate substantially in the form of Exhibit F signed by a financial officer of the Borrower.

(k)            The Borrower shall have delivered a Borrowing Request to the Administrative Agent for all Borrowings to be made on the Closing Date.

(l)            Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, the Closing Date Refinancing (as defined in the Existing Borrower Credit Agreement) shall be consummated and the Senior Notes (as defined in the Existing Borrower Credit Agreement) shall be issued.

(m)            The Administrative Agent shall have received (i) the financial statements and pro forma financial statements set forth in Sections 3.04(a) and (b) and (ii) (x) the Target’s (as defined in the Existing Borrower Credit Agreement) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019 and December 31, 2020, reported on by Pricewaterhouse Coopers LLP, independent public accountants and (y) the unaudited consolidated financial statements of the Target (as defined in the Existing Borrower Credit Agreement) as of and for the fiscal quarter ended March 31, 2021.

(n)            (i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

The first date upon which all of the foregoing conditions shall have been satisfied is referred to as the “Closing Date”. Without limiting the generality of the provisions of Section 8.01, (i) for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing pursuant to Section 2.08(e)), and of the Issuing Bank to issue or increase any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing (other than representations and warranties that relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such earlier date) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance or increase of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (other than a Borrowing pursuant to Section 2.08(e)) and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

From the Restatement Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, or been cash collateralized or supported by a back-to-back letter of credit reasonably acceptable to the applicable Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to the Lenders):

(a)            within 105 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year (and solely to the extent that, during such year, the Borrower had any Unrestricted Subsidiaries, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern”, explanatory note or like qualification or exception and without any qualification or exception as to the scope of such audit (other than (x) any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date of the credit facilities hereunder or other Indebtedness occurring within one year from the time such report is delivered or (y) a qualification or exception as a result of an actual or prospective breach of a financial covenant in respect of any Indebtedness)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)            within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year (and solely to the extent that, during such quarter, the Borrower had any Unrestricted Subsidiaries, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end and audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default occurred during the period covered thereby and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) providing a schedule of all Unrestricted Subsidiaries as of the date of such certificate (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)            within 105 days after the end of each fiscal year of the Borrower, a narrative management discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal year, as compared to the previous year;

(e)            promptly after the same become publicly available, copies of all periodic reports (including reports on Form 8-K), proxy statements and other financial materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)            promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (provided that no such information shall be required to be provided pursuant to clause (x) above if providing such information would in the Borrower’s good faith judgment violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information; provided, that if the Borrower or such Restricted Subsidiary or Restricted Subsidiaries does not provide information in reliance on the exclusion above, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions);

(g)            no later than 60 days following the first day of each fiscal year of the Borrower (or such later date as is acceptable to the Administrative Agent), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheet) for the Borrower and its Restricted Subsidiaries on a consolidated basis prepared by the Borrower for each of the four fiscal quarters of such fiscal year prepared in detail, setting forth, with appropriate discussion the principal assumptions upon which such budgets are based; and

(h)            promptly after the delivery thereof, copies of all financial information, proxy materials and reports which the Borrower or any of its Restricted Subsidiaries delivers to holders (or any trustee, agent or representative therefor) of any of its other Material Indebtedness in each case pursuant to the terms of the documentation governing such Material Indebtedness.

The Borrower represents and warrants that it, its controlling Person and any Restricted Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the Securities and Exchange Commission and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Credit Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

Any financial statement or other material required to be delivered pursuant to this Section 5.01 shall be deemed to have been furnished to the Lenders on the date that an electronic copy of such financial statement or other material is provided to the Administrative Agent (for distribution to the Lenders) or is available to the Administrative Agent and the Lenders on the website of the Securities and Exchange Commission at http://www.sec.gov or the Borrower’s internet website; provided that the Borrower will furnish paper copies of such financial statements and other materials to the Administrative Agent upon request, by notice to the Borrower, that the Borrower do so, until the Borrower receives notice from the Administrative Agent to cease delivering such paper copies.

Section 5.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly upon an officer of the Borrower obtaining knowledge thereof:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall (i) be in writing and (ii) be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03        Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business (except, in each case, where any failure to do so could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any sale of assets, merger, consolidation, Division, liquidation or dissolution permitted under Section 6.03.

Section 5.04        Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05        Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for failures to do so as could not reasonably be expected to have a Material Adverse Effect), (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (iii) cause all insurance policies or certificates in respect of property or general liability insurance of any Credit Party, as requested by the Administrative Agent, to be endorsed to the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as lender loss payee and/or additional insured). If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 5.05, or if any such Credit Party shall fail to so endorse and deliver all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

Section 5.06        Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, unless an Event of Default has occurred and is continuing, no more than one such inspection shall be conducted in any fiscal year. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product provided, that if the Borrower or such Restricted Subsidiary or Restricted Subsidiaries does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Section 5.07        Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply (a) with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, and (b) all material contractual obligations, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably intended to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions.

Section 5.08        Use of Proceeds and Letters of Credit. (a)  The proceeds of the Revolving Loans shall be used for working capital and other general corporate purposes.

(b)            The proceeds of the Term Loans made on the Restatement Date will be used to refinance the Indebtedness outstanding under the Existing Borrower Credit Agreement and to pay fees and expenses relating to the Transactions.

(c)            No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in their respective capacities as such) shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09        Compliance with Environmental Laws. (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance with all applicable Environmental Laws or which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10        Further Assurances; etc. (a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or use commercially reasonable efforts to deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, financing statements, transfer endorsements, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require and as are generally consistent with the terms of this Agreement and the Security Documents and are necessary to effectuate the intent of said agreements.

(b)            The Borrower agrees that each action required by clause (a) of this Section 5.10 shall be completed promptly, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such longer period of time as the Administrative Agent may reasonably specify); provided that in no event will the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 5.10.

Section 5.11        Additional Guarantors and Collateral. (a)  With respect to any new Subsidiary (other than an Excluded Subsidiary) created (including by way of a Division) or acquired after the Closing Date by any Credit Party (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Document as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Interests of such new Subsidiary that is owned by any Credit Party (provided that in no event shall (x) more than 65% of the total outstanding voting capital stock of any first-tier Foreign Subsidiary or Foreign Subsidiary Holdco or (y) any capital stock of any lower tier Foreign Subsidiary, Foreign Subsidiary Holdco or of a Domestic Subsidiary of a Foreign Subsidiary be required to be so pledged), (ii) if such Equity Interests are certificated, deliver to the Administrative Agent the certificates representing such pledged Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, (iii) cause such new Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) (A) to guaranty the Obligations of any Credit Party, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Permitted Liens) security interest in the Collateral with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as are reasonably requested by the Administrative Agent, (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of the certificates delivered on the Closing Date pursuant to Section 4.01(d), with appropriate insertions and attachments, and (D) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Permitted Liens) security interest in substantially all personal property owned by such Person (other than Excluded Assets) and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent if any Restricted Subsidiary becomes a Material Subsidiary or ceases to be an Excluded Subsidiary.

Section 5.12        Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary upon written notice to the Administrative Agent; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.13, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such financial covenants, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary directly or indirectly owns any Equity Interests of any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness, (e) in no event shall any Subsidiary be designated an Unrestricted Subsidiary if such Subsidiary or any subsidiary of such Subsidiary owns material Intellectual Property and (f) immediately after giving effect to any designation of an Unrestricted Subsidiary, the aggregate Consolidated EBITDA of the Borrower and its Restricted Subsidiaries shall equal at least 90% of the Consolidated EBITDA of the Borrower and its Subsidiaries; provided, further, that it is understood and agreed, that no Subsidiary Guarantor may be designated as an Unrestricted Subsidiary unless it is not required to be a Subsidiary Guarantor pursuant to the terms hereof. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (y) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 5.13        [Reserved].

ARTICLE VI

NEGATIVE COVENANTS

From the Restatement Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draws, or been cash collateralized or supported by a back-to-back letter of credit reasonably acceptable to the applicable Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01      Indebtedness. None of the Borrower nor any of its Restricted Subsidiaries will, create, incur, assume or permit to exist any Indebtedness thereof, except:

(a)            Indebtedness created under the Credit Documents (including any Incremental Facilities and Refinancing Facilities);

(b)            (i) Indebtedness existing on the Restatement Date and set forth in Schedule 6.01 and (ii) extensions, renewals and replacements of any of the foregoing such Indebtedness and/or Indebtedness incurred in reliance on this clause (ii) to the extent that such extensions, renewals and replacements are not greater than (x) the principal amount or facility amount, as applicable, outstanding at the time of any such extension, renewal or replacement, plus (y) the Permitted Refinancing Amount;

(c)            intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 6.05(i);

(d)            Indebtedness of the Borrower or any of its Restricted Subsidiaries under Swap Agreements or with respect to currency hedging arrangements so long as, in each case, the entering into of such Swap Agreements are bona fide hedging activities and are not for speculative purposes;

(e)            Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations or purchase money Indebtedness described in Section 6.02(i), and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, the Borrower shall at no time permit the aggregate outstanding amount of Indebtedness incurred pursuant to this clause (e) at any one time to exceed the greater of (i) $50,000,000 and (ii) 2.00% of Total Assets at the time of incurrence;

(f)            (x) Indebtedness of a Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) or (y) Indebtedness incurred in connection with a Permitted Acquisition; provided that, (A) in the case of clause (x), with respect to any Indebtedness acquired or assumed, such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (B) in the case of each of clauses (x) and (y), immediately after giving effect to such Permitted Acquisition, (i) the Consolidated Total Leverage Ratio does not exceed either (1) 4.00 to 1.00 or (2) the Consolidated Total Leverage Ratio immediately prior to such Permitted Acquisition and (ii) the Consolidated Secured Leverage Ratio does not exceed 3.25 to 1.00, (C) in the case of clause (y), with respect to any Indebtedness incurred in connection with a Permitted Acquisition, (1) such Indebtedness does not mature earlier than the Latest Maturity Date then in effect at the time of incurrence thereof and has a Weighted Average Life To Maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness and (2) such Indebtedness contains mandatory prepayment and redemption terms, covenants and events of default that are either (I) customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)) or (II) when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), not materially more favorable to the lenders or investors providing such Indebtedness, as the case may be, than those set forth in the Credit Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or that are included in or added to the Credit Documents for the benefit of the Lenders (which may, in consultation with the Administrative Agent, be accomplished without consent of the Lenders)), in the case of each of clauses (I) and (II), as conclusively determined by the Borrower in good faith and (D) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors permitted by this clause (f) shall not exceed at any time outstanding the greater of (1) $100,000,000 and (2) 3.25% of Total Asset at the time of incurrence, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(g)            Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, bid, payments, performance, advance payment or surety bonds and similar obligations and arrangements, in each case in the ordinary course of business;

(h)            to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements pursuant to a Permitted Acquisition;

(i)            Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries of the Borrower from Persons other than the Borrower or any of its Restricted Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes and other Indebtedness of any such Foreign Subsidiary; provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed the greater of (i) $50,000,000 and (ii) 1.75% of Total Assets at the time of incurrence in the aggregate at any one time outstanding;

(j)            Receivables Indebtedness and Receivable Subordinated Indebtedness; provided that the Borrower shall at no time permit the aggregate outstanding amount of Receivables Indebtedness at any one time to exceed the greater of (i) $150,000,000 and (ii) 5.00% of Total Assets at the time of incurrence;

(k)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is promptly paid;

(l)            Indebtedness of the Borrower or any of its Restricted Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets permitted by this Agreement;

(m)            Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary; provided that Guarantees by any Credit Party of Indebtedness of any Restricted Subsidiaries that are not Credit Parties shall only be permitted pursuant to this clause (m) to the extent permitted under Section 6.05 (assuming, for purposes of Section 6.05, that such Guarantee were an Investment and it being understood that such Guarantee shall be deemed a usage of the applicable clause of Section 6.05 in reliance upon which such Guarantee was made);

(n)            Indebtedness arising in the ordinary course of business of any Credit Party or any of its Restricted Subsidiaries as an account party in respect of trade letters of credit; provided that no such trade letter of credit shall be secured by any assets of a Credit Party or any of its Restricted Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit;

(o)            Indebtedness under a Tax Incentive Transaction;

(p)            (i) unsecured Indebtedness created under the 2021 Senior Notes Documents not to exceed $475,000,000 and any Permitted Refinancing Indebtedness in respect thereof and (ii) Indebtedness created under the 2024 Senior Notes Documents not to exceed $450,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(q)            Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(r)            Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(s)            Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(t)            Indebtedness incurred in consummating the Permitted Transactions;

(u)            additional Indebtedness not otherwise permitted under this Section 6.01 in an aggregate outstanding principal amount not to exceed the greater of (i) $50,000,000 and (ii) 2.00% of Total Assets at the time of incurrence;

(v)            Credit Agreement Refinancing Indebtedness (including successive Permitted Refinancing Indebtedness in respect thereof);

(w)            (i) Incremental Equivalent Debt in an aggregate amount not to exceed the Incremental Cap and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x)            (i) Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Total Leverage Ratio is no greater than 4.00 to 1.00, calculated on a Pro Forma Basis as of the date of incurrence thereof; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors permitted by this clause (x) shall not exceed at any time outstanding the greater of (i) $100,000,000 and (ii) 3.25% of Total Assets at the time of incurrence and (ii) any Permitted Refinancing Indebtedness in respect thereof.

For the avoidance of doubt, a permitted refinancing pursuant to Section 6.01 in respect of Indebtedness incurred pursuant to a Dollar-denominated basket shall not increase capacity to incur

Indebtedness under such Dollar-denominated basket, and such Dollar-denominated basket shall be deemed to continue to be utilized by the amount of such permitted refinancing unless and until the Indebtedness incurred to effect such permitted refinancing is no longer outstanding.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the applicable Dollar Equivalent amount of any Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 6.01, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.01, the Borrower may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.01.

Notwithstanding anything to the contrary set forth herein, no Credit Party shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is, from or of, either (a) a Restricted Subsidiary that is a non-Credit Party or (b) an Unrestricted Subsidiary (such creation, incurrence, assumption or guaranty being referred to as “Non-Credit Party Indebtedness of Credit Parties”), in each case, to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Credit Parties, together with any Non-Credit Party Indebtedness of Credit Parties, could reasonably be expected to result in two or more bankruptcy claims against the same Credit Party or a double claim for direct and indirect obligations against the same Credit Party, arising from one transaction or series of transactions relating to the same underlying Non-Credit Party Indebtedness of Credit Parties.

Section 6.02      Liens. None of the Borrower nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 6.02 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)            Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which reserves have been established in accordance with GAAP;

(b)            Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) that do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary, (y) that are being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien or (z) securing obligations that are not more than 45 days past due;

(c)            Liens (other than Liens imposed under ERISA) (i) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and (ii) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business and statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)            easements, rights-of-way, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(e)            Liens arising out of the existence of judgments or awards (or appeal or surety bonds relating thereto) that do not constitute an Event of Default and notices of lis pendens and associated rights related to such litigation;

(f)            Liens in existence on the Restatement Date that are listed, and the property subject thereto described, in Schedule 6.02, plus renewals, replacements and extensions of such Liens to the extent set forth in Schedule 6.02; provided that (i) such Liens secure no more than the aggregate principal amount of Indebtedness, if any, secured by such Liens on the Restatement Date and (ii) such Liens do not encumber any additional assets or properties of the Borrower or any of its Restricted Subsidiaries other than those encumbered on the Restatement Date, any replacements of such property or assets and accessions thereto and proceeds thereof, or after-acquired property of such Person of the same type and consistent with that contemplated at the time such original Lien was created;

(g)            Liens created pursuant to the Security Documents;

(h)            any interest or title of a lessor, licensor or sublicensee under any lease, license or sublicense, as the case may be;

(i)            Liens on fixed or capital assets used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and created at the time of the acquisition or construction or improvement thereof by the Borrower or such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness (including, but not limited to, Capital Lease Obligations) incurred to pay all or a portion of the purchase price or construction or improvement cost thereof or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 6.01(e) and (ii) in all events, any Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Restricted Subsidiary (other than proceeds of such equipment or machinery);

(j)            Liens arising from precautionary UCC financing statement filings regarding operating leases;

(k)            landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(l)            Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.01(f)(x), (ii) such Liens are not created in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries other than any replacements of such property or assets and accessions thereto and proceeds thereof, or, in the case of any acquired Restricted Subsidiary, after-acquired property of such Person of the same type and consistent with that contemplated at the time such original Lien was created and (iii) such Liens secure no greater principal amount of Indebtedness than the aggregate principal amount of the Indebtedness, if any, secured by such Liens on the date of the Permitted Acquisition;

(m)            Liens on assets of Restricted Subsidiaries that are not Credit Parties;

(n)            Liens in favor of customs or revenue authorities, freight forwarder or handlers granted in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(o)            Liens in favor of the Borrower or any Subsidiary Guarantor;

(p)            Liens upon the Equity Interests or assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights transferred to an SPC);

(q)            customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(r)            rights of customers (or institutions providing financing to such customers) with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

(s)            Liens upon Equity Interests of Unrestricted Subsidiaries;

(t)            transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to Equity Interests of joint venture entities;

(u)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(v)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)            Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Restricted Subsidiary in the ordinary course of business;

(x)             Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y)            Liens consisting of an agreement to dispose of any property in a disposition permitted hereunder, to the extent that such disposition would have been permitted on the date of the creation of such Lien;

(z)             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)          Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb)          Liens on property subject to any Sale-Leaseback Transaction permitted hereunder, including, but not limited to, any such Lien arising pursuant to a Tax Incentive Transaction;

(cc)          Liens created by the transfer of title to work in progress to customers in return for progress payments;

(dd)          Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ee)          additional Liens not otherwise permitted under this Section 6.02 securing obligations in the aggregate not to exceed at any time the greater of (i) $75,000,000 and (ii) 2.50% of Total Assets at the time of incurrence;

(ff)           Liens on the Collateral securing (i) Incremental Equivalent Debt permitted under Section 6.01(w) (including any Permitted Refinancing Indebtedness in respect thereof) and (ii) Indebtedness permitted under Section 6.01(p)(ii) (including any Permitted Refinancing Indebtedness in respect thereof); provided that, in each case, (x) such Indebtedness shall be secured by the Collateral on a pari passu or junior basis to the Initial Loans (but, in each case, without regard to the control of remedies) and (y) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement or a customary intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(gg)          Liens securing Indebtedness permitted under Section 6.01(f)(y); provided that (x) in the case of any such Indebtedness secured by a first priority Lien on any assets of the Borrower or any of its Restricted Subsidiaries, the Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis is no greater than (1) 2.75 to 1.00 or (2) the Consolidated First Lien Leverage Ratio immediately prior to the applicable Permitted Acquisition and (y) in the case of any such Indebtedness secured by a junior priority Lien on any assets of the Borrower or any of its Restricted Subsidiaries, the Consolidated Secured

Leverage Ratio calculated on a Pro Forma Basis is no greater than (1) 2.75 to 1.00 or (2) the Consolidated Secured Leverage Ratio immediately prior to such Permitted Acquisition.

Notwithstanding anything to the contrary in this Section 6.02, the Liens permitted by clauses (a) through (e) of this Section 6.02 shall not include Liens securing Indebtedness.

For purposes of determining compliance with this Section 6.02, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.02, the Borrower may, in its sole discretion, classify or divide (or reclassify or redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred pursuant to only such clause or clauses (or any portion thereof).

Section 6.03        Merger, Sale of Assets, Change in Business. (a)  None of the Borrower nor any of its Restricted Subsidiaries will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or consummate a Division as the Dividing Person, or convey, sell, lease or otherwise dispose (whether effected pursuant to a Division or otherwise) of all or any part of its property or assets (whether now owned or hereafter acquired), or enter into any Sale-Leaseback Transactions, except that:

(i)            each of the Borrower and its Restricted Subsidiaries may make sales and/or rentals of inventory and equipment in the ordinary course of business;

(ii)            each of the Borrower and its Restricted Subsidiaries may sell or otherwise transfer obsolete, uneconomic, surplus or worn-out equipment, materials or other assets in the ordinary course of business;

(iii)            Investments may be made to the extent permitted by Section 6.05;

(iv)            the Borrower and its Restricted Subsidiaries may sell assets (other than the Equity Interests of any Subsidiary Guarantor unless all of the Equity Interests are sold in accordance with this clause (iv)) so long as (A) no Event of Default then exists or would result therefrom, (B) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Restricted Subsidiary, as the case may be) and (C) the total consideration received by the Borrower or such Restricted Subsidiary in excess of $10,000,000 is at least 75% cash, Cash Equivalents or Foreign Cash Equivalents (it being understood that for purposes of this clause (C) the following shall be deemed to be cash and Cash Equivalents (x) any liabilities relating to any asset or of any Restricted Subsidiary that is subject to such sale (other than liabilities that are expressly subordinated to the Obligations) to the extent that the Borrower and its Restricted Subsidiaries are released from any liability thereunder, (y) any note or security that is sold for cash, Cash Equivalents or Foreign Cash Equivalents within 180 days following the date of receipt thereof and (z) Designated Non-Cash Consideration in an aggregate amount for all such dispositions not to exceed the greater of (1) $60,000,000 and (2) 2.00% of Total Assets at any one time outstanding (without giving effect to any write-down or write–off thereof)) is paid at the time of the closing of such sale;

(v)            transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(vi)            each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business to the extent that they do not materially interfere with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(vii)           the Borrower may transfer assets to any Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor (or which substantially contemporaneously with such transfer becomes a Subsidiary Guarantor) and any Restricted Subsidiary of the Borrower may transfer assets to the Borrower or to any Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor (or which substantially contemporaneously with such transfer becomes a Subsidiary Guarantor), in each case so long as the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and any Restricted Subsidiary that is not a Credit Party may transfer assets to any other Restricted Subsidiary that is not a Credit Party;

(viii)           any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Subsidiary of the Borrower so long as (I) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (II) in the case of any such merger, dissolution or liquidation involving a Credit Party and a Subsidiary that is not a Credit Party, the surviving Person of any such merger, dissolution or liquidation is a Credit Party, (III) in the case of any such merger, dissolution or liquidation involving a Restricted Subsidiary and an Unrestricted Subsidiary, the surviving Person of any such merger, dissolution or liquidation is a Restricted Subsidiary, (IV) in all other cases, a Wholly-Owned Subsidiary is the surviving corporation of any such merger, dissolution or liquidation, (V) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (VI) the Borrower has complied with Section 5.12, if applicable;

(ix)             the Borrower and its Restricted Subsidiaries may transfer or otherwise dispose of non-core assets for fair market value (as determined in good faith by the Borrower) acquired in any Permitted Acquisitions;

(x)              subject to Section 6.01(j), each of the Borrower and its Restricted Subsidiaries may from time to time (I) sell accounts receivable (and related assets) pursuant to, and in accordance with the terms of, a Permitted Securitization and (II) repurchase accounts receivable and related assets theretofore sold pursuant to a Permitted Securitization in the ordinary course of business and pursuant to customary repurchase obligations in Permitted Securitizations;

(xi)             sales of accounts receivable and related assets pursuant to vendor supply chain finance or “reverse-factoring” programs;

(xii)            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xiii)           the Borrower may enter into one or more Sale-Leaseback Transactions;

(xiv)           Restricted Payments may be made as, and to the extent, permitted by Section 6.04 (other than Section 6.04(j)) and Liens may be created to the extent permitted under Section 6.02;

(xv)            the Borrower may transfer assets to any Wholly-Owned Restricted Subsidiary of the Borrower, and any Wholly-Owned Subsidiary of the Borrower may transfer assets to the Borrower or to any other Wholly-Owned Restricted Subsidiary, in connection with the Permitted Transactions;

(xvi)           the sale of Cash Equivalents and other short term investments in the ordinary course of business;

(xvii)          any exchange of like property on a tax-free basis pursuant to Section 1031 of the Code;

(xviii)         any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(xix)           any other sale, lease or other disposition; provided that the aggregate fair market value of all such sales, leases or other dispositions pursuant to this clause (xix) does not exceed the greater of (1) $50,000,000 and (2) 1.75% of Total Assets; and

(xx)            the Borrower and its Restricted Subsidiaries may enter into Permitted Safeguard Distributor Transactions.

; provided that notwithstanding anything to the contrary in this Section 6.03(a), in no event shall any Restricted Subsidiary transfer, sell, lease or otherwise dispose of any material Intellectual Property to any Unrestricted Subsidiary.

(b)            None of the Borrower nor any of its Restricted Subsidiaries will engage to any material extent in any business other than (i) any business of the type engaged in by the Borrower or any of its Restricted Subsidiaries on the Restatement Date (either directly or through joint ventures), (ii) any business in the payment or treasury management, data management, data analytics, cloud solutions or check or promotional industries, and (iii) any business or other activities that are reasonably similar, ancillary, incidental, synergistic, complementary or related thereto, or a reasonable extension, derivation, development, innovation or expansion of, any of the foregoing.

Section 6.04        Restricted Payments. None of the Borrower nor any of its Restricted Subsidiaries will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in Qualified Equity Interests;

(b)            the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Qualified Equity Interests;

(c)            Restricted Subsidiaries may declare and make Restricted Payments ratably (or on a more favorable basis from the perspective of the Borrower) with respect to their Equity Interests;

(d)            the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit, incentive or compensation plans for directors, management or employees of the Borrower and its Restricted Subsidiaries;

(e)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed $60,000,000 per fiscal year in respect of (i) dividends on the Borrower’s common stock and/or (ii) repurchases of Equity Interests of the Borrower in connection with (A) the issuance of Equity Interests or other stock-based awards to officers, employees or directors of the Borrower or any of its Restricted Subsidiaries under any stock option plan, incentive plan, compensation plan or other benefit plan or (B) an open market repurchase program; provided that any Restricted Payments made pursuant to this clause (ii)(B) shall not exceed $30,000,000 in the aggregate per fiscal year;

(f)             so long as no Event of Default has occurred and is continuing at the time of and immediately after giving effect to any such Restricted Payment, the Borrower may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (f), giving effect to such Restricted Payment and any related transaction on a Pro Forma Basis, the Consolidated Total Leverage Ratio as of the then most recent Test Period shall not exceed 3.00 to 1.00;

(g)            the Borrower may make additional Restricted Payments; provided that at the time of and immediately after giving effect to any such Restricted Payment, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) giving effect to such Restricted Payment and any related transaction on a Pro Forma Basis the Consolidated Total Leverage Ratio as of the then most recent Test Period shall not exceed 2.75 to 1.00;

(h)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make additional Restricted Payments in an aggregate amount not to exceed $25,000,000;

(i)             the Borrower or any Restricted Subsidiary may redeem or repurchase Equity Interests or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan from officers, employees and directors of the Borrower or any of its Subsidiaries (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, so long as (i) no Event of Default has occurred and is continuing and (ii) the aggregate amount of cash used to effect Restricted Payments pursuant to this clause (i) in any fiscal year of the Borrower does not exceed the sum of (y) $5,000,000 plus (z) the net cash proceeds of any “key-man” life insurance policies of the Borrower or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this Section 6.04(i);

(j)             to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by Section 6.03 (other than Section 6.03(a)(xiv));

(k)            the Borrower may purchase fractional shares of its Equity Interests arising out of stock dividends, splits, combinations or business combinations (provided such transaction shall not be for the purpose of evading this limitation) or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower;

(l)             repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities if such Equity Interests represents all or a portion of the exercise price thereof or the payment of related withholding taxes; and

(m)           the Borrower and its Restricted Subsidiaries may make other Restricted Payments in an amount equal to the Excluded Contribution Amount.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.04 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.04 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Further, for purposes of determining compliance with this Section 6.04, if a Restricted Payment meets, in whole or in part, the criteria of one or more of the categories of Restricted Payments (or any portion thereof) permitted in this Section 6.04, the Borrower may, in its sole discretion, classify or divide (or reclassify or redivide) such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred pursuant to only such clause or clauses (or any portion thereof).

Section 6.05      Advances, Investments and Loans. None of the Borrower nor any of its Restricted Subsidiaries will directly or indirectly, purchase or acquire (including pursuant to any merger with any Person not a Wholly-Owned Subsidiary prior to such merger) any stock, obligations or securities (including any option, warrant or other right to acquire any of the foregoing) of, or any other interest in, or make any capital contribution to, any Person, or lend money or make advances to any Person, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)            the Borrower and its Domestic Subsidiaries may acquire and hold cash, Cash Equivalents and or short-term marketable debt securities and Foreign Subsidiaries of the Borrower may acquire and hold cash, Cash Equivalents, Foreign Cash Equivalents and or short-term marketable debt securities;

(b)            the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Restatement Date, and make Investments contemplated on the Restatement Date to be made, in each case not involving a Subsidiary of the Borrower described on Schedule 6.05 and amendments, extensions and renewals thereof that do not increase the amount thereof; provided that any additional Investments made with respect thereto shall be permitted only if independently permitted under the other provisions of this Section 6.05;

(c)            the Borrower and its Restricted Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)            the Borrower and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) the greater of (a) $20,000,000 and (b) 0.75% of Total Assets outstanding at the time of such Investment;

(e)            the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of Equity Interests of the Borrower so long as no cash is paid by the Borrower or any of its Restricted Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(f)             the Borrower and its Restricted Subsidiaries may enter into Swap Agreements to the extent permitted by Section 6.01(d);

(g)            the Borrower and its Restricted Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 6.03(a)(ii), (iv) or (x);

(h)            the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them (i) if created or acquired in the ordinary course of business of the Borrower or such Restricted Subsidiary or (ii) as contemplated by Section 6.03(a)(x)(II);

(i)             Investments, loans or advances made by the Borrower in or to any Restricted Subsidiary and made by any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary; provided that not more than the greater of (a) $100,000,000 and (b) 3.25% of Total Assets outstanding at the time of such Investment (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value) may be made after the date hereof and remain outstanding pursuant to this clause (i) at any time, by Credit Parties to Restricted Subsidiaries which are not Credit Parties;

(j)            the Borrower and its Restricted Subsidiaries may make transfers of assets among the Borrower and its Restricted Subsidiaries as permitted by Sections 6.03;

(k)            so long as no Event of Default then exists or would result therefrom, the Borrower and its Restricted Subsidiaries may make Investments not otherwise permitted by this Section 6.05 in an aggregate amount not to exceed the greater of (a) $100,000,000 and (b) 3.25% of Total Assets outstanding at the time of such Investment (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(l)            the Borrower and its Subsidiaries may from time to time effect Permitted Acquisitions;

(m)            the Borrower and its Restricted Subsidiaries may consummate Permitted Transactions; provided that with respect to intercompany loans made in respect of a Permitted Transaction, Credit Parties may only make capital contributions to, and capitalize or forgive any Indebtedness owed to them by, a Wholly-Owned Restricted Subsidiary that is not a Credit Party to the extent (A) required to comply with any thin capitalization rules applicable to such Restricted Subsidiary that is not a Credit Party or (B) if the making of intercompany loans to such Restricted Subsidiary that is not a Credit Party could reasonably be expected to have adverse tax consequences to the Credit Party making the same or the Borrower;

(n)            the Borrower and its Restricted Subsidiaries may make Investments in an amount up to the Excluded Contribution Amount;

(o)            other Investments in an amount not to exceed the Available Amount; provided that, at the time each such Investment is made no Event of Default shall have occurred and be continuing or would result therefrom;

(p)            the Borrower and its Restricted Subsidiaries may make other Investments; provided that at the time of and immediately after giving effect to any such Investment referred to in this clause (p), (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) upon giving effect to such Investment and any related transaction on a Pro Forma Basis the Consolidated Total Leverage Ratio as of the last day of the then most recent Test Period shall not exceed 3.25 to 1.00;

(q)            deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other deposits of like nature arising in the ordinary course of business;

(r)             any SPC engaged in a Permitted Securitization may make Investments and the Borrower or any Restricted Subsidiary may make Investments in an SPC engaged in a Permitted Securitization, in each case in connection with a Permitted Securitization so long as any resulting Receivables Indebtedness would be permitted under Section 6.01;

(s)            Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business; and

(t)            Investments consisting of the non-exclusive licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(u)            investments, advances or loans having a bona fide purpose directly related to effecting any Permitted Safeguard Distributor Transaction (as determined by the Borrower in its commercially reasonable judgment acting in good faith), including any Permitted Safeguard Sale Consideration;

(v)            Investments in joint ventures engaged in a business permitted by Section 6.03(b), in an aggregate amount outstanding at the time of each such Investment not to exceed the greater of (a) $75,000,000 and (b) 2.50% of Total Assets outstanding at the time of such Investment (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(w)            Investments to the extent that payment for such investments is made solely with Qualified Equity Interests of the Borrower; and

(x)            loans, advances and prepaid commissions to distributors of the Safeguard services and product lines of the Borrower and its Restricted Subsidiaries (other than with respect to a Permitted Safeguard Distributor Transaction) so long as the aggregate amount of all loans and advances made pursuant to this clause (x)  does not exceed $10,000,000 at any time.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (with respect to any investment made other than in the form of cash, Cash Equivalents or Foreign Cash Equivalents, valued at the fair market value thereof (as reasonably determined by the Borrower in good faith) at the time of the making thereof), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount repaid, returned, distributed or otherwise received in respect of any Investment.

Any Investment in any Person other than a Credit Party that is otherwise permitted by this Section 6.05 may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

Notwithstanding the foregoing, no Investment of any material Intellectual Property may be made by the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary.

For purposes of determining compliance with this Section 6.05, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.05, the Borrower may, in its sole discretion, classify or divide (or reclassify or redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.05 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such investment will be treated as being incurred pursuant to only such clause or clauses (or any portion thereof).

Section 6.06        Transactions with Affiliates. None of the Borrower nor any of its Restricted Subsidiaries will enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than on terms and conditions (in the Borrower’s good faith judgment) substantially as favorable, taken as a whole, to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a)            Restricted Payments may be made to the extent permitted by Section 6.04;

(b)            loans and Investments may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 6.01, 6.03 or 6.05;

(c)            customary fees may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries;

(d)            the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(e)            Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to (i) the Borrower or any Subsidiary Guarantor or (ii) any other Restricted Subsidiary so long as such fees are no greater than would result from an arm’s-length transaction;

(f)            pledges of equity interests of Unrestricted Subsidiaries to secure Indebtedness of such Unrestricted Subsidiaries;

(g)            the provision by the Borrower or any of its Restricted Subsidiaries of ordinary-course administrative and other services, including, without limitation, any accounting, legal, treasury, credit and cash management, management, marketing, sales, labor, customer relations, indemnification, logistics, human resources, tax, insurance and procurement services, to joint ventures and Unrestricted Subsidiaries; and

(h)            the Borrower and its Wholly-Owned Subsidiaries may otherwise engage in transactions exclusively between or among themselves so long as such transactions are otherwise permitted under this Agreement.

Section 6.07        Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in their respective capacities as such) shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.08        Limitations on Payments and Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness. None of the Borrower nor any of its Restricted Subsidiaries will:

(a)            directly or indirectly, make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness, or make any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Specified Indebtedness, except:

(i)               regularly scheduled interest and principal payments (including regularly scheduled amortization and AHYDO catch up payments) as and when due in respect of any Specified Indebtedness, other than payments prohibited by any subordination provisions thereof;

(ii)              refinancings of Specified Indebtedness with the proceeds of other refinancing Indebtedness permitted in respect thereof under Section 6.01(b) (as refinancing Indebtedness referred to in such clause) or any Permitted Refinancing Indebtedness in respect thereof;

(iii)             payments of or in respect of Specified Indebtedness in an amount up to the Excluded Contribution Amount;

(iv)            payments of or in respect of Specified Indebtedness made solely with Qualified Equity Interests in the Borrower or the conversion of any Specified Indebtedness into Qualified Equity Interests of the Borrower;

(v)              payments made by a Restricted Subsidiary that is not a Credit Party of or in respect of Specified Indebtedness incurred by any such Restricted Subsidiary;

(vi)            payments of or in respect of Specified Indebtedness so long as at the time of and immediately after giving effect to any such payment referred to in this clause (vi), (x) no Event of Default shall have occurred and be continuing or would result therefrom and(y) giving effect to such payment and any related transaction on a Pro Forma Basis the Consolidated Total Leverage Ratio as of the then most recent Test Period shall not exceed 2.75 to 1.00;

(vii)           other payments of or in respect of Specified Indebtedness so long as at the time of and immediately after giving effect thereto, (1) no Event of Default shall have occurred and be continuing or would result therefrom, (2) the amount of such payment shall not exceed the Available Amount as of the date thereof, and (3) giving effect to such payment and any related transaction on a Pro Forma Basis the Consolidated Total Leverage Ratio as of the then most recent Test Period shall not exceed 3.00 to 1.00;

(viii)          so long as at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, other payments of or in respect of Specified Indebtedness in an aggregate principal amount not to exceed $25,000,000; and

(ix)             payments made by an SPC in respect of Receivables Subordinated Indebtedness; or

(b)            amend or modify, or agree to the amendment or modification, of any documents pursuant to which Indebtedness subordinated to any of the Obligations was incurred or by which it is governed, in each such case in a manner that has the effect of either violating the subordination terms applicable thereto subordinating such Indebtedness to the Obligations or modifying such subordination terms in a manner adverse to the interests of the Lenders.

Section 6.09        Restrictive Agreements. None of the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any domestic Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the other Credit Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Restatement Date identified on Schedule 6.09 (but shall apply to any extension, renewal, amendment or modification that expands the scope of, any such restriction or condition), (iii) clause (b) of the foregoing shall not apply to any restrictions or conditions contained in the definitive documentation governing any Indebtedness permitted by Section 6.01 so long as the definitive documentation in respect thereof shall not contain any such restrictions that, taken as a whole, in the Borrower’s good faith determination, are materially more onerous to the Borrower than those set forth in this Agreement, (iv) the foregoing shall not apply to any restrictions or conditions contained in any Senior Note Documents issued subsequent to the Restatement Date; provided that any Senior Note Documents issued subsequent to the Restatement Date pursuant to Section 6.01(p) shall not contain covenants or events of default that, taken as a whole, in the Borrower’s good faith determination, are materially more onerous to the Borrower than those of the Senior Note Documents, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets (including a Restricted Subsidiary) pending consummation of such transaction, provided that such restrictions and conditions apply only to the assets and/or Subsidiaries that are to be sold and such sale is permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof, (viii) in the case of any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the foregoing shall not apply to restrictions and conditions imposed by its organizational or constitutional documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (ix) the foregoing shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business, (x) the foregoing shall not apply to restrictions that exist in any agreement at the time any Person becomes a Restricted Subsidiary, provided such agreement was not entered into in contemplation of such Person becoming a Subsidiary and such restrictions apply only to such Person and assets thereof (xi) clause (b) of the foregoing shall not apply to customary subordination of subrogation, contribution and similar claims contained in Guarantees permitted hereunder, (xii) the foregoing shall not apply to restrictions and conditions imposed on any Excluded Subsidiary by the terms of any Indebtedness of such Excluded Subsidiary permitted to exist or be incurred hereunder if such restrictions or conditions, taken as a whole, are not materially less favorable to the lenders of such Indebtedness than the restrictions contained in this Agreement, taken as whole (as reasonably determined in good faith by the Borrower) and (xiii) the foregoing shall not apply to customary restrictions and conditions contained in agreements related to Permitted Securitizations.

Section 6.10       End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its fiscal years to end on December 31 of each year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31, respectively, of each year.

Section 6.11        [Reserved].

Section 6.12        Swap Agreements. None of the Borrower nor any of its Restricted Subsidiaries will enter into any Swap Agreement, except (a) Swap Agreements entered into intended to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed or floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

Section 6.13        Financial Covenants. Without the written consent of the Required Lenders:

(a)            Maximum Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio for any fiscal quarter of the Borrower set forth below to be greater than or equal to the ratio set forth opposite such fiscal quarter below (such ratio, the “Applicable Ratio”):

Fiscal Quarter Ending	Ratio

December 31, 2024	4.25:1.00
March 31, 2025	4.25:1.00
June 30, 2025	4.25:1.00
September 30, 2025	4.25:1.00
December 31, 2025	4.25:1.00
March 31, 2026	4.25:1.00
June 30, 2026 and each fiscal quarter thereafter	4.00:1.00

Notwithstanding the foregoing, on or after the fiscal quarter ending December 31, 2024, during a Transition Period in respect of any Covenant Holiday Acquisition, the Applicable Ratio shall be increased to 4.50:1.00; provided further that (i) no more than two Covenant Holiday Acquisitions may be designated over the life of this Agreement and (ii) there shall be at least two full consecutive fiscal quarters ended after the Transition Period in respect of a Covenant Holiday Acquisition prior to the Borrower being able to designate a second Covenant Holiday Acquisition.

(b)            Maximum Consolidated Secured Leverage Ratio. The Borrower will not permit the Consolidated Secured Leverage Ratio for any fiscal quarter of the Borrower set forth below to be greater than or equal to the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

December 31, 2024	3.50:1.00
March 31, 2025	3.50:1.00
June 30, 2025	3.50:1.00
September 30, 2025	3.50:1.00
December 31, 2025	3.50:1.00
March 31, 2026	3.50:1.00
June 30, 2026 and each fiscal quarter thereafter	3.25:1.00

(c)            Minimum Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of the Borrower to be less than the 3.00:1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) occurs after the Restatement Date:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, or in Article VI;

(e)            the Borrower or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), or any other Credit Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)             the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;

(g)            any event or condition (other than (1) any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement or (2) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition provided that (x) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (y) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (z) no proceeds of any Borrowing are used to make such repayment, repurchase or redemption) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)             the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than any such judgment (x) covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer or (y) for which the Borrower or the applicable Restricted Subsidiary has a creditworthy (as reasonably determined by the Administrative Agent) indemnitor that has been notified thereof and has acknowledged its indemnity obligations with respect thereto) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l)             an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur;

(n)            any Security Document (other than in accordance with the terms hereof or thereof) shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created thereby in respect of material Collateral, or any Credit Party shall deny or disaffirm such Credit Party’s obligations under any Security Document or the Liens granted thereunder;

(o)            (i) if any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred in connection with a Permitted Acquisition, in each case secured by any of the Collateral, is outstanding, the provisions of any intercreditor agreement applicable thereto to which the Administrative Agent is a party shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any Restricted Subsidiary (or any applicable collateral agent or collateral trustee) shall contest in any manner the validity or enforceability thereof or (ii) if any Subordinated Indebtedness is outstanding, the subordination provisions applicable thereto shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any Restricted Subsidiary shall contest in any manner the validity or enforceability thereof; or

(p)            except as otherwise provided for in Section 6.03(a)(x) or Section 9.17, the Guarantee and Collateral Agreement or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.05(j); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01      Authorization and Action. (a)  Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Credit Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b)            As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties). Additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby and nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            None of any Syndication Agent, Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)             In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.

Section 8.02        Administrative Agent’s Reliance, Limitation of Liability, Etc.. (a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

Section 8.03        Posting of Communications. (a)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, Debtdomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 8.04        The Administrative Agent Individually With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05        Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit

Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Document.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06        Acknowledgements of Lenders and Issuing Banks. (a)  Each Lender and each Issuing Bank represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United

States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to the Refinancing Facilities Amendment on the Restatement Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Date.

(c)            (i)            Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)            Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)           The Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or

Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(iv)           Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

Section 8.07        Collateral Matters. (a)         Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Cash Management Obligations and no Swap Agreement the obligations under which constitute Secured Swap Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.02(a) through (e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09        Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c)            The Administrative Agent, and each Arranger, each Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10        Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01       Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (“email”), as follows:

(i)             if to the Borrower, to it to it at 801 S Marquette Ave, Minneapolis, Minnesota 55402, Attention: Treasurer (Telephone No. (651) 787-1370);

(ii)            if to the Administrative Agent, to JPMorgan Chase Bank, N.A., at 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, Attention: Loan and Agency Servicing;

(iii)           if to JPMorgan as an Issuing Bank, to JPMorgan Chase Bank, N.A., at 10 S Dearborn St, Floor L2, Chicago, IL, 60603-2300, Attention: LC Agency Team;

(iv)           if to the Swingline Lender, c/o the Administrative Agent at the address set forth in clause (ii) above; and

(v)            if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable pursuant to procedures approved by the Administrative Agent); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications; provided that such agreement may be limited to particular notices or communications.

Unless the Administrative Agent or the Borrower, as applicable, otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02        Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Subject to Section 2.14(b), (c) and (d) and Section 9.02(c) below and the last paragraph of Section 4.01, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)             increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender),

(ii)            reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby; provided, however, that only the consent of (A) the Required Lenders shall be necessary to amend Section 2.13(e) or to waive any obligation of the Borrower to pay interest or fees regarding Letters of Credit at a default rate or (B) the Required Lenders to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder,

(iii)           postpone the scheduled date of payment of the principal amount of any Loan (other than mandatory prepayments) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment or extend the stated expiration date of any Letter of Credit beyond the Revolving Maturity Date (except as expressly permitted by Section 2.05(c)), without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced or extended,

(iv)           change Section 2.10(c), 2.11(b) or Section 2.18(b) or (c) in each case in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, change Section 2.08(c) in a manner that would alter the pro-rata sharing of Commitment reductions without the written consent of each Lender adversely affected thereby or change the waterfall set forth in Section 6.4 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby,

(v)            change any of the provisions of this Section 9.02 or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of, with respect to the definition of “Required Revolving Lenders,” each

Lender having Revolving Credit Exposure or unused Revolving Commitments, and in any other such case, each Lender,

(vi)           release all or substantially all of the Collateral (or subordinate the Liens in favor of the Administrative Agent on all or substantially all of the Collateral) or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of each Lender,

(vii)          except as permitted by the terms hereof on the date hereof, change the currency of any Loan or the currency in which any Commitment is required to be funded without the written consent of each Lender of such Loan or providing such Commitment affected thereby,

(viii)         alter the amount or the required application of any prepayment required by Section 2.11 without the consent of Lenders holding at least 50.1% of the Term Loans and/or Term Commitments, as applicable, adversely affected thereby,

(ix)            expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing, including, without limitation, the related defined terms therein to the extent applicable to such section, without the written consent of the Required Revolving Lenders; provided, that, the amendments, waivers or modifications described in this clause (ix) shall not require the consent of any Lenders other than the Required Revolving Lenders. Notwithstanding the foregoing (but subject to the foregoing proviso), no consent with respect to any amendment, waiver or other modification of this Agreement or any other Credit Document shall be required of, in the case of any amendment, waiver or other modification referred to above in this Section 9.02(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts then owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Credit Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification,

(x)            change any term or provision to permit the issuance or incurrence of any Indebtedness (including any exchange of existing Indebtedness hereunder that results in another class of Indebtedness) with respect to which (x) the Liens on the assets securing the Obligations of any Class would be subordinated or (y) all or any portion of the Obligations of any Class would be subordinated in right of payment, in each case without the consent of 100% of the Lenders of such Class directly and adversely affected thereby, or

(xi)           amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)            If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

(d)            Notwithstanding the foregoing, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.08 and any Refinancing Amendment in accordance with Section 2.20 and such Incremental Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Credit Documents, in each case, without any further action or consent of any other party to any Credit Document.

(e)            Notwithstanding the foregoing, the Borrower and the Administrative Agent may enter into any amendment to add mandatory prepayment terms, covenants and events of default for the benefit of the Lenders as contemplated under the definitions of “Incremental Equivalent Debt”, “Permitted Other Debt Conditions” and “Permitted Unsecured Indebtedness” and Section 6.01(f) without any further action or consent of any other party to any Credit Document.

Section 9.03        Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers in connection with the syndication of the credit facilities provided for herein, the preparation, administration, execution and delivery of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Bank and the Lenders (limited to one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Borrower shall indemnify the Administrative Agent, each Arranger, the Collateral Agent, the Issuing Bank, the Syndication Agents, each Co-Documentation Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel for the Indemnitees (limited to one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any of its Subsidiaries or their respective equityholders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, such Indemnitee or any of its Related Parties; provided further that such indemnity shall not apply to any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Borrower or its Related Parties. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03 (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Term A Loans and unused Term A Commitments (or, if such Term A Commitments have terminated, aggregate outstanding Term A Loans) and Revolving Commitments (or, if such Revolving Commitments have terminated, aggregate Revolving Credit Exposure)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)            To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, for any damages arising from the use by the others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal) (other than to the extent resulting from the gross negligence or willful misconduct of, or material breach of any Credit Document by, such Indemnitee or any Related Party thereof) and (ii) no party shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligations they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)            All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor.

Section 9.04        Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Article VII has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D)            each Swingline Lender; provided that no consent of any Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and he parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, except that no fee shall be required in the event of an assignment by a Lender to an Affiliate of such Lender; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) a Disqualified Institution or (e) the Borrower, any of its Subsidiaries or any of its Affiliates.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institutions or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institutions.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 9.03)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (but with respect to any Lender solely in respect of its own Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v).

(c)            (i) Any Lender may, without notice to or the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive; provided, however, that such participation shall be entitled to receive a greater payment than its participating Lender would have been entitled to receive to the extent such entitlement to receive such greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the Borrower was provided with notice of the participation and consented thereto, such consent not to be unreasonably withheld. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05        Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any non-contingent other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding, cash collateralized or supported by a back-to-back letter of credit reasonably acceptable to the applicable Issuing Bank and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06        Counterparts; Integration; Effectiveness. (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent or any Arranger and (ii) the reductions of the Letter of Credit Fronting Sublimit of the applicable Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The Borrower agrees to comply with its obligations under such letter agreements. Except as provided in Section 3 of the Refinancing Facilities Amendment, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)            Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08        Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender, such Issuing Bank or any such Affiliate may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09        Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York. Notwithstanding the foregoing, any determination as to whether the condition precedent set forth in Section 4.01(f)(ii) shall be construed in accordance with and governed by the law of the State of Delaware.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Credit Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Credit Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or their respective properties in the courts of any jurisdiction.

(d)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (c) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12        Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or (j) to any credit insurance provider relating to the Borrower and its obligations. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its representatives relating to the Borrower, any of its Subsidiaries, or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

THE BORROWER AGREES TO IDENTIFY IN WRITING WHETHER ANY DOCUMENT OR INFORMATION DELIVERED OR MADE AVAILABLE TO THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY DOCUMENTATION AGENT, ANY ARRANGER OR ANY LENDER CONTAINS NON-PUBLIC INFORMATION.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE

PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.14        USA PATRIOT Act; KYC. (a)  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Money Laundering Regulations 2007, Proceeds of Crime Act 2002 and Terrorism Act 2000.

(b)            Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

Section 9.15        Conversion of Currencies. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)            The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.16        Administrative Agent, Syndication Agents, Co-Documentation Agents and Arrangers. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each Syndication Agent, Co-Documentation Agent and Arranger appointed with respect to this Agreement shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Credit Document, (B) each of the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates or any other Person and (C) none of the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and none of the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers has any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17        Release of Liens and Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Credit Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Credit Party (other than to the Borrower or any other Credit Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.17, the Administrative Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.17 shall be without recourse to or warranty by the Administrative Agent.

Section 9.18        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19        Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported

QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20        Intercreditor Agreements. Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement expressly permitted by the terms of this Agreement (“Other Acceptable Intercreditor Agreement”) that is reasonably satisfactory to the Administrative Agent on its behalf, perform such Other Acceptable Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such Other Acceptable Intercreditor Agreement. Notwithstanding any provision in the Agreement or any other Credit Document to the contrary, the terms, conditions and provisions of this Agreement and the other Credit Documents are subject to the terms of the Intercreditor Agreement. To the extent there is a conflict between the Credit Documents and the Intercreditor Agreement (or any Other Acceptable Intercreditor Agreement), the terms and conditions of the Intercreditor Agreement (or any Other Acceptable Intercreditor Agreement) shall control.

Section 9.21        No Novation. The terms and conditions of the Existing Borrower Credit Agreement are amended as set forth herein, and restated in their entirety and superseded by, this Agreement.  Nothing in this Agreement shall be deemed to work a novation of any of the obligations under the Existing Borrower Credit Agreement.  Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Borrower under the Existing Borrower Credit Agreement. From and after the date hereof, each reference to the “Credit Agreement” or other reference originally applicable to the Existing Borrower Credit Agreement contained in any document executed and delivered in connection therewith shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

Schedule 2.01
COMMITMENTS

Lender	Term A Commitment	Revolving Commitment	Letter of Credit Fronting Sublimit
JPMorgan Chase Bank, N.A.	$57,000,000	$48,000,000	$5,000,000
BMO Harris Bank N.A.	$54,500,000	$45,500,000	$5,000,000
Citizens Bank N.A.	$54,500,000	$45,500,000	$5,000,000
Truist Bank	$54,500,000	$45,500,000	$5,000,000
U.S. Bank National Association	$51,500,000	$43,500,000	$5,000,000
Bank of America, N.A.	$38,000,000	$32,500,000
Fifth Third Bank, National Association	$38,000,000	$32,500,000
MUFG Bank, Ltd.	$38,000,000	$32,500,000
The Toronto-Dominion Bank, New York Branch	$38,000,000	$32,500,000
Associated Bank, N.A.	$24,500,000	$21,000,000
Capital One, N.A.	$24,500,000	$21,000,000
BankUnited, N.A.	$17,000,000	--
Flushing Bank	$10,000,000	--
Total	$500,000,000	$400,000,0000	$25,000,000